UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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☒	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12
SOLARWINDS CORPORATION

(Name of Registrant as Specified In Its Charter)
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table in exhibit required by Item 25(b) Per Exchange Act Rules 14a-6(i)(1) and 0-11.

Dear Stockholders:
2023 was a positive year for us in a tough macro environment. Our mission of helping customers accelerate their business transformations in an increasingly hybrid world through our simple, powerful, secure solutions has served us well and has enabled us to participate in a growing market.
Strong financial performance and foundation
Our 2023 financial performance was a testament to the relevance of our solutions and the resiliency of our business model. We increased our recurring revenue, continued to maintain strong margins and excellent customer retention, and delivered compelling product and service offerings, introducing new capabilities in observability, database, and enterprise service management solutions. These solutions aim to reduce complexity, improve productivity, and lower costs in customer’s multi-cloud and hybrid environments. We believe our efforts in 2023 serve as a strong foundation from which we can continue to deliver customer success and growth in our business.
Macro challenges persist but we are committed to our purpose
Despite the continuing war in Europe, conflict in the Middle East, emerging pressures in energy and infrastructure as cloud migrations and artificial intelligence (AI) demand accelerate, increasingly stringent regulations across industries, security professional shortages, and continued human capital pressures, we remained resolute in our purpose of enriching the lives of the people we serve—our employees, customers, partners, and community.
As we celebrate 25 years at SolarWinds, we see these challenges as opportunities to provide greater value to our customers. We continue to hear from customers of their needs to have greater visibility in hybrid and multi-cloud environments, faster time to detect and resolve issues all while reducing their costs. While there are different observability solutions rooted in various vendors’ legacy (APM, logging, infrastructure etc.) offerings, customers need full-stack observability and enterprise service management to experience best time to value (TTV), time to detect (TTD) and time to remediate (TTR) issues. Our solutions are intended to address our customers’ growing and complex needs with simple, powerful, secure solutions.
Accelerating SolarWinds platform and solution capabilities
The SolarWinds Platform is the basis for all innovation at SolarWinds. Following the launch of our observability offerings in 2022, we continued to enhance and enrich with AI and machine learning (ML). Our approach aims to deliver integrated visibility regardless of deployment model—while helping prevent potential issues from ever becoming problems. We aim to deliver the best time to value while reducing the time to detect and remediate issues with simple and advanced AI-powered solutions.
Beyond delivering a more modern and complete definition of observability to the market, and through more flexible deployment options, we meet our customers where they are today and support them as their needs evolve. This flexibility allows them to future-proof their observability investments while consolidating fragmented tools and vendors on a platform built to take them where they need to grow—without the need to rip and replace or re-platform.

The SolarWinds Platform is also the foundation for our world-class database performance monitoring and enterprise service management solutions. By unifying observability, database performance, and service management on the SolarWinds Platform, we believe we are establishing a strong foundation to deliver great customer value for years to come.
Customer centricity and community
Since our beginning a quarter of a century ago, we have remained committed to open and ongoing communication with our customers. Whether by engaging with them in our THWACK community of more than 195,000 registered members, meeting with them at industry events and SolarWinds User Groups (SWUGs) or chatting in one of our SolarWinds Day virtual events or at THWACKcamp, the conversations we have with our users continue to power the products we build, the innovations we deliver, and the successes we achieve.
As part of our ongoing efforts to achieve an even stronger growth and profitability profile, we expect to take the following actions in 2024:
•Accelerate our observability offerings to provide world-class flexibility and value to customers seeking to close visibility gaps across their hybrid infrastructure;
•Continue our focus on customer success and retention;
•Streamline our unique high-velocity GTM motion while continuing to expand and nurture our enterprise and partner (channels, GSIs, MSPs, CSPs) motions.
•Continue our Secure-by-Design (SBD) initiatives that we launched in 2021 and proliferate best practices in support of our customers and broader communities;
•Continue our People Success initiatives to attract and nurture talent to help accelerate business growth; and
•Continue balancing growth and profitability.
Well-positioned to capture future growth opportunities
As we look to 2024, we believe our customers’ environments will only continue to deepen in complexity while their budgets fail to keep pace. Customers crave value from solutions designed to improve their productivity, lower their costs, and do so securely. We believe we are the best suited to offer them the most comprehensive solutions to achieve these goals while targeting strong growth across all financial metrics.
Every day, our dedicated and talented team works to provide customers with simple, powerful, secure solutions to address the challenges of today’s hybrid and multi-cloud world. I remain very optimistic about our future.
We thank you for your continued support of SolarWinds.

Sudhakar Ramakrishna

SolarWinds Corporation
7171 Southwest Parkway
Building 400
Austin, Texas 78735
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 23, 2024
To the Stockholders of SolarWinds Corporation:
The annual meeting of stockholders for SolarWinds Corporation will be held on Thursday, May 23, 2024 at 9:00 a.m. Central Time. The annual meeting of stockholders will be a completely “virtual” meeting. You will be able to attend the meeting, as well as vote and submit your questions during the live webcast of the meeting, by visiting www.virtualshareholdermeeting.com/SWI2024 and entering the company number and control number included on your proxy card or in the instructions that accompany your proxy materials.
The purposes of the meeting are:

1.	To elect three Class III directors named in the accompanying proxy statement (Proposal One);
2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024 (Proposal Two);
3.	To vote on a non-binding advisory basis to approve the compensation of our named executive officers (Proposal Three); and
4.	To transact such other business as may properly come before the annual meeting.
Our board of directors has fixed the close of business on March 28, 2024 as the record date for determining holders of our common stock entitled to notice of, and to vote at, the annual meeting or any adjournments or postponements thereof. This notice of annual meeting of stockholders and accompanying proxy statement are being distributed or made available to stockholders beginning on or about April 11, 2024.
YOUR VOTE IS IMPORTANT!
Whether or not you expect to attend the meeting, please promptly vote your shares either over the Internet, by telephone, or by mail so that your shares may be represented at the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 23, 2024 AT 9:00 A.M. CENTRAL TIME IN A LIVE WEBCAST AT www.virtualshareholdermeeting.com/SWI2024: THIS PROXY STATEMENT AND 2023 ANNUAL REPORT ARE AVAILABLE AT www.proxyvote.com.

By order of the Board of Directors,
Sudhakar Ramakrishna
President, Chief Executive Officer and Director
Austin, Texas
Date: April 11, 2024

SolarWinds Corporation
Proxy Statement
For the Annual Meeting of Stockholders
To Be Held on May 23, 2024

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this proxy statement are, or may be considered, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "anticipate," "project" and similar expressions and uses of future or conditional verbs, generally identify forward-looking statements. Forward-looking statements include those in the Commitment to Sustainability and Executive Compensation sections of this proxy statement, among others. SolarWinds cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Information about the economic, competitive, governmental, technological and other factors that may affect SolarWinds’ operations and future results is set forth in Item 1A, "Risk Factors," of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, which has been filed with the Securities and Exchange Commission, as updated by its Quarterly Reports on Form 10-Q and in other documents that SolarWinds subsequently files with the Securities and Exchange Commission that update, supplement or supersede such information. SolarWinds undertakes no obligation, and specifically declines, to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

SOLARWINDS CORPORATION
7171 Southwest Parkway
Building 400
Austin, Texas 78735
(512) 682-9300
PROXY STATEMENT
FOR THE
2024 ANNUAL MEETING OF STOCKHOLDERS
This proxy statement is furnished in connection with the solicitation of proxies to be voted at our annual meeting of stockholders, which will be held virtually at www.virtualshareholdermeeting.com/SWI2024 on Thursday, May 23, 2024 at 9:00 a.m. Central Time. On April 11, 2024, we began mailing to stockholders of record a Notice of Internet Availability of Proxy Materials, or Notice, or a full set of the proxy materials for our annual meeting, including this proxy statement, our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, or the 2023 Annual Report on Form 10-K, and an accompanying proxy card.
In this proxy statement, “Company,” “we,” “us” and “our” refer to SolarWinds Corporation and its consolidated subsidiaries. The term “Silver Lake Funds” refers to Silver Lake Partners IV, L.P., Silver Lake Technology Investors IV, L.P., and SLP Aurora Co-Invest, L.P., and the term “Silver Lake” refers to Silver Lake Group, L.L.C., the ultimate general partner of the Silver Lake Funds. The term “Thoma Bravo Funds” refers to Thoma Bravo Fund XI, L.P., Thoma Bravo Fund XI-A, L.P., Thoma Bravo Fund XII, L.P., Thoma Bravo Fund XII-A, L.P., Thoma Bravo Executive Fund XI, L.P., Thoma Bravo Executive Fund XII, L.P., Thoma Bravo Executive Fund XII-A, L.P., Thoma Bravo Special Opportunities Fund II, L.P. and Thoma Bravo Special Opportunities Fund II-A, L.P., and the term “Thoma Bravo” refers to Thoma Bravo UGP, LLC, the ultimate general partner of the Thoma Bravo Funds, and, unless the context otherwise requires, its affiliated entities, including Thoma Bravo, L.P., the management company of the Thoma Bravo Funds. The term “Sponsors” refers collectively to Silver Lake and Thoma Bravo, together with the Silver Lake Funds and the Thoma Bravo Funds.

Why am I receiving these materials?
You have received these proxy materials because our board of directors, or Board, is soliciting your proxy to vote your shares at the annual meeting of stockholders. You are invited to attend the annual meeting (which will take place through a live webcast, by visiting www.virtualshareholdermeeting.com/SWI2024) to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting through the webcast to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to vote by proxy over the telephone or through the Internet prior to the annual meeting.
Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?
Pursuant to rules adopted by the Securities and Exchange Commission, or SEC, we are permitted to furnish our proxy materials to our stockholders over the Internet by delivering the Notice in the mail to notify our stockholders that such materials are available. As a result, most of our stockholders have not been provided a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review the proxy statement and the 2023 Annual Report on Form 10-K over the Internet at www.proxyvote.com. The Notice also instructs you on how you may submit your proxy over the Internet. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials contained in the Notice.
How can I attend the annual meeting?
The meeting will be held virtually on Thursday, May 23, 2024 at 9:00 a.m. Central Time, through a live webcast on the website www.virtualshareholdermeeting.com/SWI2024. You will need to enter the company number and the control number included on your proxy card or in the instructions that accompany your proxy materials to enter the virtual meeting.
Why are we holding the annual meeting virtually?
We are excited to be using the latest technology to provide expanded access, improved communication and cost savings for our stockholders while providing stockholders the same rights and opportunities to participate as they would have at an in-person meeting. Furthermore, we believe that hosting a virtual meeting is in the best interests of the Company and its stockholders since it enables increased stockholder attendance and participation because stockholders can participate from any location around the world.
Who is entitled to vote?
Holders of our common stock at the close of business on March 28, 2024 are entitled to vote. We refer to March 28, 2024 in this proxy statement as the “record date.”
To how many votes is each share of common stock entitled?
Holders of common stock are entitled to one vote per share. On the record date, there were 168,161,987 shares of our common stock outstanding and entitled to vote.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?
If your shares are registered directly in your name with the Company’s transfer agent, Equiniti Trust Company, LLC, you are considered, with respect to those shares, to be a “stockholder of record.” The Notice or a printed copy of our proxy materials has been or will be sent directly to you.
If your shares are held in a brokerage account or by a bank or other holder of record, then your shares are held in “street name” and you are considered the “beneficial owner” of those shares. In this case, the Notice or a printed copy of our proxy materials has been or will be sent to you by your bank, broker or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote the shares in your account. You are also invited to attend the annual meeting via live webcast on the website: www.virtualshareholdermeeting.com/SWI2024. However, since you are not the stockholder of record, you may not vote your shares at the meeting unless you request and obtain a valid proxy from your broker, bank or other holder of record.
How do I vote?
If you are a stockholder of record, you may vote at the annual meeting, vote by proxy using the enclosed proxy card and return envelope, or vote by proxy over the telephone or through the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting via webcast, even if you have already voted by proxy.
•By Internet. To vote by proxy through the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number included on the enclosed proxy card. To be counted, we must receive your vote by 11:59 p.m. Eastern Time on May 22, 2024, the day prior to the annual meeting.
•By telephone. To vote by proxy over the telephone, dial toll-free, 1-800-690-6903, using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number included on the enclosed proxy card. To be counted, we must receive your vote by 11:59 p.m. Eastern Time on May 22, 2024, the day prior to the annual meeting.
•By mail. To vote using the enclosed proxy card, simply complete, sign, date, and return it promptly in the envelope provided. To be counted, we must receive your signed proxy card by 11:59 p.m. Eastern Time on May 22, 2024, the day prior to the annual meeting.
•At the annual meeting. To vote virtually during the live webcast of the annual meeting, please follow the instructions for attending and voting at the annual meeting posted at  www.virtualshareholdermeeting.com/SWI2024. You will need the company number and control number included on the enclosed proxy card. All votes must be received by the inspectors of election appointed for the meeting before the polls close at the annual meeting.
If you hold shares in street name through a bank, broker or other holder of record, please refer to the Notice or other information forwarded by your bank, broker or other holder of record to see which voting options are available to you. To vote virtually during the live webcast of the annual meeting, you must obtain a valid proxy from your bank, broker or other holder of record. Follow the instructions from your bank, broker or other holder of record, included with these proxy materials, or contact your bank, broker or other holder of record to request a proxy form.
Can I ask questions at the annual meeting?
Yes. You will be afforded the opportunity to participate in the annual meeting by asking questions via the Internet at www.virtualshareholdermeeting.com/SWI2024. Through the online forum, you will be able to submit questions in writing in advance of the day of the annual meeting, vote and obtain copies of the proxy materials. You will also be able to submit questions live during the annual meeting. In order to submit questions via the online forum, you will need your company number and control number included on your proxy card or in the instructions that accompany your proxy materials. As part of the annual meeting, we will hold a Q&A session, during which we intend to answer pertinent questions submitted both live and prior to the annual meeting, as time permits.
What if during the check-in time or during the annual meeting I have technical difficulties or trouble accessing the virtual meeting website?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting website during the check-in or meeting time, please call the technical support number that will be posted on the annual meeting login page.
What if I change my mind after I return my proxy?
You may revoke your proxy and change your vote at any time before the polls close at the annual meeting. If you are a record holder, you may do this by:
•submitting a subsequent proxy by using the Internet, by telephone or by mail with a later date;
•sending a timely written notice of revocation to Corporate Secretary, SolarWinds Corporation, 7171 Southwest Parkway, Building 400, Austin, Texas 78735; or
•attending the annual meeting and voting virtually during the live webcast.
If you hold shares in street name, you may do this by:
•submitting new voting instructions in the manner provided by your bank, broker or other holder of record; or
•obtaining a “legal proxy” from your bank, broker or other holder of record in order to vote your shares virtually at the annual meeting.
Please note that simply attending the meeting will not, by itself, revoke your proxy.
How many votes are needed to hold the annual meeting?
The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the annual meeting will constitute a quorum. If a quorum is present, we can hold the annual meeting and conduct business. If a quorum is not present, we may adjourn the annual meeting to solicit additional proxies.
On what items am I voting?
You are being asked to vote on three items:
•the election of three Class III directors nominated by the Board and named in the proxy statement to serve a term of three years until our 2027 annual meeting of stockholders (Proposal One);
•the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024 (Proposal Two); and
•the approval, on a non-binding advisory basis, of the compensation of our named executive officers (Proposal Three).
No cumulative voting rights are authorized, and dissenters’ rights are not applicable to these matters.

How may I vote for the nominees for director, and how many votes must the nominees receive to be elected?
With respect to the election of each of the nominees for director, you may:
•vote FOR the election of the director nominee; or
•vote WITHHOLD with respect to the election of the director nominee.
The three nominees for director receiving the most FOR votes shall be elected to the Board. A properly executed proxy marked WITHHOLD as to the election of one or more directors will not be voted with respect to the director or directors indicated. Abstentions and broker non-votes are not votes cast and will not be counted in determining the outcome of the election of directors.
What happens if a nominee is unable or unwilling to stand for election?
If a nominee is unable or unwilling for good cause to stand for election, the Board may either:
•reduce the number of directors that serve on the Board; or
•designate a substitute nominee.
If the Board designates a substitute nominee, shares represented by proxies voted for the nominee who is unable to stand for election or unwilling for good cause will be voted for the substitute nominee.
How may I vote for the ratification of the appointment of our independent registered public accounting firm, and how many votes must the proposal receive to pass?
With respect to the proposal to ratify the appointment of our independent registered public accounting firm, you may:
•vote FOR the proposal;
•vote AGAINST the proposal; or
•ABSTAIN from voting on the proposal.
The ratification of the appointment of our independent registered public accounting firm must receive the affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the annual meeting and entitled to vote on the proposal. If you abstain from voting on the proposal, it will have the same effect as a vote against the proposal. Because the approval of this proposal is a routine matter on which a broker is generally empowered to vote, if you do not submit voting instructions, your broker may exercise its discretion to vote your shares on this proposal.
How may I vote on the proposal to approve, on a non-binding advisory basis, the compensation of our named executive officers, and how many votes must the proposal receive to pass?
With respect to the proposal to approve, on a non-binding advisory basis, the compensation of our named executive officers, you may:
•vote FOR the proposal;
•vote AGAINST the proposal; or
•ABSTAIN from voting on the proposal.
The approval of the compensation of our named executive officers must receive the affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the annual meeting and entitled to vote on the proposal. If you abstain from voting on the proposal, it will have the same effect as a vote against the proposal. Broker non-votes are not votes cast and will not be counted in determining the outcome of this proposal.

How does the Board recommend that I vote?
The Board recommends a vote:
•FOR each of the director nominees;
•FOR the ratification of the appointment of our independent registered public accounting firm; and
•FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers.
What happens if I do not give specific voting instructions?
If you either:
•indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board; or
•sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the annual meeting. See the section entitled “Other Matters” below.
If I hold my shares in a brokerage account, what happens if I do not provide voting instructions to my broker?
If your shares are held in street name through a broker and you do not provide voting instructions to your broker, your broker will have discretion to vote your shares only on “routine matters,” such as the ratification of the appointment of our independent registered public accounting firm described in Proposal Two. Proposal One and Proposal Three in this proxy statement are considered “non-routine matters.” If the broker that holds your shares does not receive instructions from you on how to vote your shares, your broker will not have the authority to vote your shares on Proposal One and Proposal Three. Therefore, if you do not submit voting instructions, your broker may exercise its discretion to vote your shares on Proposal Two and your shares will constitute “broker non-votes” with respect to Proposal One and Proposal Three and will have no effect on the election of directors or the non-binding advisory vote on our named executive officers' compensation.
We encourage you to provide instructions to your brokerage firm through one of the voting methods they have provided. This action ensures your shares will be voted at the meeting in accordance with your wishes.
I share an address with another stockholder and we received only one paper copy of the proxy materials. How may I obtain a separate copy of the proxy materials?
We have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, if you have elected to receive a full set of the proxy materials by mail, we deliver a single copy of this proxy statement and the 2023 Annual Report on Form 10-K, to stockholders of record who have the same address unless we are notified that one or more of these stockholders wishes to receive individual copies. This procedure reduces our printing costs and postage fees.
If you participate in householding, upon oral or written request, we will deliver promptly a separate copy of the proxy materials to a stockholder at a shared address to which a single copy of proxy materials was delivered. If you wish to receive a separate copy of this proxy statement and the 2023 Annual Report on Form 10-K, or if you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact the Householding Department of Broadridge Financial Solutions, Inc. at 51 Mercedes Way, Edgewood, New York 11717; or by telephone at 1-866-540-7095. If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of this proxy statement and the 2023 Annual Report on Form 10-K, or if you hold our common stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact Broadridge Financial Solutions, Inc. as indicated above.
If your shares are held in street name through a broker, bank or other nominee, please contact your broker, bank or nominee directly if you have questions, require additional copies of the Notice, this proxy statement or the 2023 Annual Report on Form 10-K or wish to receive a single copy of such materials in the future for all beneficial owners of shares of our common stock sharing an address.
How can I submit a proposal for the 2025 annual meeting?
Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. Stockholders interested in submitting a proposal for inclusion in the proxy materials distributed by us for the 2025 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934, or the Exchange Act. To be eligible for inclusion, stockholder proposals must be submitted in accordance with Rule 14a-8 and received by us not later than December 12, 2024. Stockholder proposals received after the close of business on December 12, 2024 would be untimely. Stockholder proposals must be in writing and received by the deadline described above at our principal executive offices at SolarWinds Corporation, 7171 Southwest Parkway, Building 400, Austin, Texas 78735, Attention: Corporate Secretary. If we do not receive a stockholder proposal by the deadline described above, the proposal may be excluded from our proxy statement for our 2025 annual meeting.
In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 24, 2025, which is 60 days prior to the anniversary date of the annual meeting of stockholders.
Requirements for Stockholder Proposals or Director Nominations to Be Brought Before the 2025 Annual Meeting of Stockholders. Notice of any proposal or director nomination that you intend to present at the 2025 annual meeting of stockholders, but do not intend to have included in the proxy statement and form of proxy relating to the 2025 annual meeting of stockholders, must be delivered to our Corporate Secretary by mail at 7171 Southwest Parkway, Building 400, Austin, Texas 78735, Attention: Corporate Secretary not less than 90 days nor more than 120 days in advance of the anniversary of our 2024 annual meeting. In addition, to be properly brought before the annual meeting your notice must set forth the information required by the Company’s bylaws with respect to each director nomination or other proposal that you intend to present at the 2025 annual meeting of stockholders. Our bylaws are available on the “Investors” portion of our website at www.solarwinds.com or may be obtained by writing to our Corporate Secretary. Such requests and all notices of proposals and director nominations by stockholders should be in writing and sent to SolarWinds Corporation, 7171 Southwest Parkway, Building 400, Austin, Texas 78735, Attention: Corporate Secretary.

PROPOSAL ONE: ELECTION OF DIRECTORS
Our Board is currently comprised of nine directors and is divided into three classes with staggered three-year terms. The Board currently has three directors in Class I, three directors in Class II and three directors in Class III. The term of office of our Class III directors, Cathleen Benko, Dennis Howard and Douglas Smith, will expire at this year’s annual meeting of stockholders. Each of our current Class III directors is standing for election. The term of office of our Class I directors, Sudhakar Ramakrishna, William Bock and Kenneth Y. Hao, will expire at the 2025 annual meeting. The term of office of our Class II directors, Catherine R. Kinney, Easwaran Sundaram and Michael Widmann, will expire at the 2026 annual meeting. There are no family relationships between any of our directors or executive officers.

Nominees for Election as Class III Directors at the Annual Meeting
Listed below are this year’s nominees for election to the Board as Class III directors. Each of the director nominees has consented to be named in this proxy statement and to serve if elected. If elected, each nominee will serve for a term of three years expiring at the 2027 annual meeting of stockholders or until a successor has been duly elected and qualified or until the nominee’s earlier death, resignation or removal. The age of each director is as of the date of this proxy statement.

Name	Age	Positions and Offices Held with Company	Director Since
Cathleen Benko	65	Director	November 2021
Dennis Howard	55	Director	September 2020
Douglas Smith	72	Director	May 2021

CATHLEEN BENKO | Former Vice Chairman and Managing Principal of Deloitte LLP

Director Since: 2021
Career Highlights
Cathleen Benko has served on our board of directors since November 2021. A former Vice Chairman and Managing Principal of Deloitte LLP from 2011 to 2018, Ms. Benko was previously Deloitte Consulting’s first global e-Business leader from 2003 to 2009, and first Chief Talent Officer from 2006 to 2010, where she devised more agile and inclusive career development models. Ms. Benko is also a member of the Board of Directors and compensation committee of NIKE, Inc. (NYSE: NKE) and member of the Board of Directors of WorkBoard. She serves as chair of the Harvard Business School/NC Advisory Council and a member of the board of directors for several nonprofit organizations including Stanford’s Institute for Research in the Social Sciences, Santa Clara University’s Markkula Center for Applied Ethics, National Association of Corporate Directors, the International Women’s Forum and Life Skills For Soldiers. Ms. Benko holds an M.B.A. from Harvard Business School and B.S. from Ramapo College of New Jersey where she was awarded the President’s Award of Merit, the school’s highest distinction.

Qualifications
Our Board believes that Ms. Benko’s management and digital transformation experience and her industry knowledge qualify her to serve as a director.

DENNIS HOWARD | Managing Director and Chief Information Officer of Charles Schwab & Co, Inc.

Director Since: 2020
Career Highlights
Dennis Howard has served on our Board since September 2020. Mr. Howard has served as the Managing Director and Chief Information Officer of Charles Schwab & Co, Inc. since 2016 and previously served as its Senior Vice President, Core Technology Services from 2014 to 2016. Prior to Charles Schwab, he served as Senior Vice President and Chief Information Officer of Visa Inc. and in various other information technology roles at Visa across a number of disciplines, including development of enterprise systems, data and analytics and client-facing product development. Prior to Visa, Mr. Howard worked in technology at Commerce One, Inc. and other firms and served in several roles in the public sector. Mr. Howard holds a B.A. from the University of Texas at San Antonio and a Masters of Public Policy and Administration from Baylor University.

Qualifications
Our Board believes that Mr. Howard’s industry experience and overall knowledge of our business qualify him to serve as a director.

DOUGLAS SMITH | Industry Partner of Motive Partners GP, LLC

Director Since: 2021
Career Highlights
Douglas Smith has served on our Board since May 2021. Mr. Smith has been an Industry Partner of Motive Partners GP, LLC, an investment firm focused on technology enabled companies that power the financial services industry, since June 2020 and previously served as an Adviser from September 2019 to June 2020. Mr. Smith also served as a senior advisor to Silver Lake from 2016 to 2019. Prior to that, Mr. Smith was the Co-Founder of Anaplan, Inc. where he held a variety of roles from 2009 to 2018. Previously, he was Global Chief Operating Officer of Capco. Prior to Capco, Mr. Smith served as an Operating Partner with Symphony Technology Group. Earlier in his career, he held positions including Executive Vice President and Chief Financial Officer of Mercury Interactive, co-head of the software practice at Hambrecht & Quist Capital Management, LLC, and Executive Vice President and Chief Financial Officer of Computervision, Inc. Mr. Smith currently serves on the board of directors of InvestCloud, Inc. and ServiceMax, Inc. and previously served on our Board from January 2018 to May 2018. Mr. Smith holds an M.A. in International Relations and Affairs from Northeastern University and a B.A. in Economics from Union College.

Qualifications
Our Board believes that Mr. Smith’s industry experience and overall knowledge of our business qualify him to serve as a director.

Continuing Directors Not Standing for Election
Certain information about those directors whose terms do not expire at the annual meeting is furnished below. The ages of each director are as of the date of this proxy statement.

Name	Age	Positions and Offices Held with Company	Director Since
Sudhakar Ramakrishna	56	President, Chief Executive Officer and Director	December 2020
William Bock	73	Director	October 2018
Kenneth Y. Hao	55	Director	February 2016
Catherine R. Kinney	72	Director	October 2018
Easwaran Sundaram	53	Director	February 2020
Michael Widmann	35	Director	February 2020
Class I Directors (Terms Expire in 2025)
SUDHAKAR RAMAKRISHNA | President and Chief Executive Officer

Director Since: 2020
Career Highlights
Sudhakar Ramakrishna has served on our Board since December 2020 and has served as our President and Chief Executive Officer since January 2021. He is a global technology leader with nearly 25 years of experience across cloud, mobility, networking, security and collaboration markets. Prior to becoming our CEO, Mr. Ramakrishna served as the CEO of Pulse Secure, LLC, a leading provider of secure and zero trust access solutions for Hybrid IT environments, where he was responsible for all aspects of business strategy and execution since joining in July 2015. Prior to Pulse Secure, Mr. Ramakrishna served as the Senior Vice President and General Manager for the Enterprise and Service Provider Division at Citrix Systems, Inc., where he had responsibility for Citrix’s portfolio of virtualization, cloud networking, mobile platforms and cloud services solutions. Mr. Ramakrishna also has held senior leadership roles at Polycom, Inc., Motorola, Inc., Stoke, Inc., 3COM Corporation and U.S. Robotics. Mr. Ramakrishna is an experienced public and private company board member. Mr. Ramakrishna previously served on the board of directors of SailPoint Technologies Holdings, Inc. until it was taken private in August 2022. Mr. Ramakrishna is a partner at Benhamou Global Ventures, a leading venture capital firm investing in emerging startups in the fields of security, analytics and applications. Mr. Ramakrishna earned a master’s degree in computer science from Kansas State University and a master’s of management degree from Northwestern University’s Kellogg School of Management.

Qualifications
Our Board believes that Mr. Ramakrishna’s business and industry expertise, his extensive experience working with technology companies and his daily insight into our corporate matters as principal executive officer of the Company make him well-qualified to serve as a director.

WILLIAM BOCK | Chairman of the Board

Director Since: 2018
Career Highlights
William Bock has served on our Board since October 2018 and as our Chairman of the Board since August 2020. Mr. Bock has served as a board director and advisor for a number of technology companies, since his retirement from Silicon Laboratories Inc., or Silicon Labs, (NASDAQ: SLAB) in 2016. Mr. Bock served as President of Silicon Labs from 2013 to 2016 and as Chief Financial Officer and Senior Vice President of Silicon Labs from 2006 to 2011. From 2001 to 2006, Mr. Bock participated in the venture capital industry, principally as a partner with CenterPoint Ventures. Before his venture career, Mr. Bock held senior executive positions with three venture-backed companies, Dazel Corporation, Tivoli Systems and Convex Computer Corporation. Mr. Bock began his career with Texas Instruments. Mr. Bock currently serves on the board of directors of Silicon Labs and serves as board chairman of N-able, Inc. (NYSE: NABL). He previously served on the boards of directors of Convio, Inc., Entropic Communications, Inc. and Borderfree, Inc. Mr. Bock also serves on the board of directors of Sailpoint Technologies Holdings, Inc. which was taken private in August 2022. Mr. Bock holds a B.S. in computer science from Iowa State University and a M.S. in industrial administration from Carnegie Mellon University.

Qualifications
Our Board believes that Mr. Bock’s extensive board and industry experience and overall knowledge of our business qualify him to serve as a director.

KENNETH Y. HAO | Chairman and a Managing Partner of Silver Lake

Director Since: 2016
Career Highlights
Kenneth Y. Hao has served on our Board since February 2016. Mr. Hao joined Silver Lake in 2000 and is its Chairman and a Managing Partner, a position he has held since 2019. Mr. Hao has led investments in a range of technology industry leaders across a range of sectors and geographies. His portfolio companies have included Alibaba Group and ANT Financial, Broadcom (and its predecessor Avago), Network General (acquired by Net Scout), Seagate, ServiceMax, Smart Global Holdings, Symantec/NortonLifeLock and UGS (acquired by Siemens). Mr. Hao currently serves on the board of directors of Broadcom Inc. (Nasdaq: AVGO) and previously served on the board of Splunk Inc. prior to its acquisition by Cisco Systems, Inc. in March 2024. Prior to joining Silver Lake at its launch in 2000, Mr. Hao was with Hambrecht & Quist (now part of JP Morgan) from 1990-1999, where he served as a Managing Director. Outside of Silver Lake, Mr. Hao serves on the boards of UCSF and UTR Sports. Mr. Hao graduated from Harvard College with an A.B. in Economics.

Qualifications
Our Board believes that Mr. Hao’s board and industry experience and overall knowledge of our business qualify him to serve as a director.

Class II Directors (Terms Expire in 2026)
CATHERINE R. KINNEY | Former President and Co-Chief Operating Officer of the NYSE Euronext

Director Since: 2018
Career Highlights
Catherine R. Kinney has served on our Board since October 2018. Ms. Kinney has over 35 years of experience in securities regulation and management. Ms. Kinney retired from NYSE Euronext in March 2009, having served as the president and co-chief operating officer of the NYSE Euronext from 2002 to 2008. From 2007 to 2009, she served in Paris, overseeing global listings, marketing and branding and served as part of the integration team following the merger of The New York Stock Exchange and Euronext in April 2007. Ms. Kinney joined the NYSE in 1974 and held management positions with responsibility for several divisions, which include client relations from 1996 to 2007, trading floor operations and technology from 1987 to 1996 and regulation from 2002 to 2004. Ms. Kinney currently serves on the boards of directors of MetLife, Inc. (NYSE: MET) and MSCI Inc. (NYSE: MSCI). Ms. Kinney previously served as a director of NetSuite Inc. and QTS Realty Trust, Inc. Ms. Kinney holds a Bachelor of Arts degree from Iona College. Ms. Kinney has also received honorary degrees from Georgetown University, Fordham University and Rosemont College.

Qualifications
Our Board believes that Ms. Kinney’s financial and industry experience and overall knowledge of our business qualify her to serve as a director.

EASWARAN SUNDARAM | Operating Executive at Tailwind Capital

Director Since: 2020
Career Highlights
Easwaran Sundaram has served on our Board since February 2020. Mr. Sundaram has served as Operating Executive at Tailwind Capital since March 2021. Previously, Mr. Sundaram served as the Executive Vice President, Chief Digital & Technology Officer of JetBlue Airways Corporation from 2017 to February 2021 and previously served as its Executive Vice President of Innovation and Chief Information Officer from 2012 to 2017. Since January 2016, Mr. Sundaram has served as Oversight Officer & Investment Committee Member for JetBlue Technology Ventures, a wholly owned subsidiary of JetBlue Airways Corporation that incubates, invests in and partners with early stage startups. Previously, he was Senior Vice President of Global Supply Chain Operations and Global Chief Information Officer at Pall Corporation and served in a senior supply chain management role at PSS World Medical, Inc. (now McKesson Corporation). Mr. Sundaram also serves as a director of WESCO International, Inc. (NYSE: WCC). Mr. Sundaram holds a Bachelor of Science degree in Chemistry from Madurai Kamaraj University, a Supplemental Degree in Logistics Management from the Institute of Rail Transport, India and a Masters of Science in International Transportation Management from State University of New York Maritime College.

Qualifications
Our Board believes that Mr. Sundaram’s experience as a technology executive of a Fortune 500 company and his expertise in digital tools and applications and cybersecurity and overall knowledge of our products and industry qualify him to serve as a director.

MICHAEL WIDMANN | Managing Director of Silver Lake

Director Since: 2020
Career Highlights
Michael Widmann has served on our Board since February 2020. Mr. Widmann is currently a Managing Director of Silver Lake, which he joined in 2011. Previously, he worked in the Technology Investment Banking Group at Credit Suisse. He currently serves on the board of directors of N-able, Inc. (NYSE: NABL) and TEG Pty Ltd. Mr. Widmann received a B.A. in Economics from Claremont McKenna College.

Qualifications
Our Board believes that Mr. Widmann’s industry experience and overall knowledge of our business qualify him to serve as a director.

Required Vote and Recommendation of the Board for Proposal One
You may vote “FOR,” or “WITHHOLD” on this proposal. The election of directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Abstentions and broker non-votes are not votes cast and will not be counted in determining the outcome of the election of directors.
Our nominating and corporate governance committee has recommended, and our Board has approved, Cathleen Benko, Dennis Howard and Douglas Smith as nominees for election as Class III directors at the annual meeting. If elected, Ms. Benko and Messrs. Howard and Smith will serve as Class III directors until the 2027 annual meeting of stockholders or until their successors are duly elected and qualified.

Our Board recommends that you vote FOR Ms. Benko and Messrs. Howard and Smith.

COMMITMENT TO SUSTAINABILITY
SolarWinds is a leading provider of simple, powerful, and secure IT management software built to enable organizations to accelerate their digital transformation. While our core competency is end-to-end hybrid IT observability and performance management, ultimately our business is about serving our stakeholders, and our team leads a focused effort to integrate sustainability and corporate social responsibility into day-to-day operations. By incorporating environmental, social and governance (“ESG”) principles into how we do business, we address the issues that matter most.
Our mission is to help customers accelerate business transformation through simple, powerful, and secure solutions designed for hybrid IT multi-cloud environments. We endeavor to be a people-first company, serving and supporting all of our customers and communities, and valuing all of our employees. As part of this overall mission, we focus on integrating our CARE Values (collaboration, accountability, ready and empathy) into how we conduct business.
Our executive leadership team and our Board recognize the importance of these responsibilities, and we have established an internal cross-functional working group that is tasked with driving additional progress in initiatives that promote sustainability. In 2023, we continued to further evolve our strategy with ongoing review and analysis of areas of ESG improvement within the organization. We believe in focusing our efforts on where we can have the most impact. Against this backdrop, we have determined that our ESG areas of focus include: (1) Environmental Responsibility (2) Social Impact and (3) Governance.
Environmental Responsibility
We embed the principles of advancing sustainability into our practices through green investments and long-term implementation of new technologies. We are devoted to operating our business in a sustainable manner and have undertaken a number of initiatives designed to reduce our impact on the environment and to promote environmentally friendly projects. With a view to increasing efficiency and reducing waste, we are continuing to digitize manual back office functions. Notably, we:
•Have increased the use of e-records and e-signing technology resulting in paper waste and carbon emissions reduction;
•Continue to prioritize sustainability in our business by migrating technology infrastructure to cloud-based environments, which reduce our energy usage and carbon footprint, and in 2023 we completed the migration of over 90% of our corporate application environment from on premises servers to the cloud; and
•Encourage environmentally friendly work practices by supporting the recycling of plastic, glass and paper; in Ireland, we have aligned to the Deposit Return Scheme to improve plastic and aluminum recycling rates. In Austin, employees have access to multiple composting and recycling bins, and we provide compostable cups, washable mugs, and washable water bottles while we also work with our catering partners to limit food waste. In addition, for our April 2023 Global Earth Day event, 6 SolarWinds sites hosted volunteer events centered around sustainability and giving back to local communities, such as tree planting and park clean-up with 150 Solarians participating globally.

We continuously monitor and improve the operational and environmental performance of our properties including our headquarters. We engage qualified energy professionals to conduct regular third-

party inspections and provide utility and financial savings information to relevant decision makers. We are also continuously researching and designing innovative ways to boost efficiency, such as utilizing high-efficiency electrical equipment, including LED and motion detector lighting, alternative energy sources, and high-efficiency HVAC units. Further, water management is a priority for SolarWinds, since water is becoming a scarce resource in many locations around the globe. Beyond compliance with local water laws and regulations, our offices have demonstrated a commitment to water efficiency and conservation by utilizing hands-free faucets, toilets and water fill stations to limit water usage, among other methods. In addition, our headquarters utilizes a water harvesting system (rainwater and HVAC condensate) in order to provide 10% of the total chiller water use and 100% total irrigation use.
We believe that our focus on environmental sustainability, with the objective of reducing costs and improving sustainability of our operations will provide a strategic benefit to the Company. Furthermore, we recognize that climate change is a growing risk for our planet, and we are committed to doing our part to mitigate this risk by placing increased focus and emphasis on environmental consciousness.
Social Impact
We believe in upholding the principle of human rights, worker safety and observing fair labor practices within our organization and within our supply chain. We are committed to ensuring wellness and embracing diversity and inclusion throughout the organization. Our social initiatives are focused on a people first model.
We continue to transform and modernize our culture and talent management by implementing human capital management (“HCM”) reporting and practices. We believe these initiatives empower our leaders to effectively recruit top talent and optimize team performance. Our talent management framework is designed to be equitable and transparent, encompassing clear standards for goal-setting, impartial performance evaluations with succession planning and robust learning and development opportunities. Our objective is to establish a talent management process that is not only fair but also rooted in objectivity, ensuring equal opportunities for all individuals within our organization. We are committed to pay parity and regularly evaluate and refine our compensation model to promote fairness and inclusivity across all sectors of our business. To uphold this commitment, we conduct annual pay equity analyses by an independent, third-party vendor.
We believe the wellness and development of our employees is paramount, and the Company’s success is fundamentally connected with the well-being of our team members. Additionally, the health and well-being of our employees is our top priority and in recognition of this, we aim to provide a robust health and wellness package. We continually evolve our health and welfare benefits plans to remain competitive and to meet the needs of our workforce to include health and medical insurance, paid vacation, sick leave, bereavement leave, standard maternity, as well as an education reimbursement. We support the wellness of all colleagues through various programs, including online health engagement.
In addition, in December 2023, we adopted a corporate social responsibility policy in India in compliance with local regulations which is focused on community development through various initiatives in the best interests of marginalized populations. We have initially pursued programs that improve the lives of visually impaired individuals and provide housing for the homeless, and we will continue to evaluate other opportunities.
Inclusion and Belonging
Our goal is to attract, retain and develop a workforce that is diverse in background, knowledge, skill and experience. We are committed to providing equal employment opportunities for training, compensation, transfer, promotion and other aspects of employment for all qualified applicants and employees without regard to sex, race, color, religion, national origin, age, disability, sexual orientation or veteran status. We conduct engagement surveys with our employees, who we refer to as Solarians, to elicit feedback, address unique need of our Solarians and develop action plans for continuous improvement in all areas of employment, including career development plans.

Inclusion and belonging is core to our CARE values and purpose and important to who we are as a Company. It helps us to bring diverse perspectives to create enriching experience for our communities. Our Inclusion and Belonging (I&B) approach focuses on inclusion first, fostering a sense of belonging, and improving diverse representation. To advance our objectives, we have increased the availability of training on topics such as anti-harassment, anti-discrimination and unconscious bias. In 2023, we strengthened our inclusion culture by introducing I&B learning paths for all employees, conducting inclusive leadership sessions for managers and embedding objectivity into our hiring and performance management process. We also continued to foster a culture of belonging as we expanded our I&B Solarians communities to add a new community for persons with disabilities, established an I&B Committee to collaboratively drive our I&B agenda, hosted 8 seminars featuring diverse Solarian speakers and provided mentorship opportunities and facilitated participation in external conferences such as Women in Tech and Afrotech. Finally, we continued building a diverse workplace by holding leaders and managers accountable for maintaining diverse teams by emphasizing thoughtful hiring slates and collaboration with local community partners globally to source and develop a potential talent pipeline, including initiatives like Hiring Our Heroes, She Stem Awards, Philippines Business and Disabilities Network (PBDN) and Pride Parades.
We are also focused on making a positive impact with all our diverse stakeholders through charity and fundraising, educational sponsorship, and local community development that drive an inclusive culture. 2023 highlights include:
•SolarService Days provided our communities with 1,834 hours of service; and
•Continued support of many non-profits, including Geeks that Give platform that allows for matching of our employees’ donations to many local and international non-profits, resulting in a total of $33,241 in matching donations.
ESG Governance
Our Board and senior leadership actively support and promote sound corporate governance and risk management across the Company. This culture of accountability, integrity and transparency affirms our unwavering commitment to building sustainable value. We have a long history of excellence in corporate governance and compliance practices, including an emphasis on accountability and authenticity in-line with our CARE values. Key ESG governance priorities include:
• Integrating ESG matters into our overall governance structure and enterprise risk management;
• Advancing cybersecurity and risk management frameworks; and
• Proactively engaging stakeholders.
Our Code of Conduct is designed to ensure that our directors, officers and employees comply with applicable rules and regulations. Our Supplier Code of Conduct promotes the fair and ethical treatment of suppliers, contractors, independent consultants, and other parties that SolarWinds works with through a set of guidelines focusing on social impact, equal opportunity, protection of the environment and proprietary information, and requires the protection of human rights. We have adopted a robust Technology and Cyber Committee Charter and Corporate Governance Guidelines, which are available on our website.
Our internal cybersecurity risk management team, headed by our Chief Information Security Officer, oversees compliance with applicable laws and regulations and coordinates with subject matter experts throughout the business to identify, monitor, and mitigate risk including information security risk management and cyber defense programs. These teams maintain rigorous testing programs and regularly provide updates to the Company leadership as well as our Board. We have a robust Information Security program that incorporates multiple layers of physical, technical and administrative controls. We leverage the latest security configurations and technologies on our systems, devices, and third-party connections and further vet third-party vendors’ security capabilities and controls, as required, through the organization’s vendor management process.

Secure by Design is our IT guiding principle for how we approach security and cyber resiliency. Consisting of several key tenets, we work to create a more secure environment and build a system centered around transparency and maximum visibility. Some of this principle’s highlights include developing a resilient build environment called our Next-Generation Build System; developing a community approach to support cyber resiliency; and going beyond zero trust with an “assume breach” mindset. Going forward, we will continue to leverage the latest security configurations and technologies on our systems, devices and third-party connections and further vet third-party vendors’ security capabilities and controls, as required, through the organization’s vendor management process.

We routinely engage with our stakeholders to better understand their views on ESG matters, carefully considering the feedback we receive and acting when appropriate. For more information, please visit our corporate website: www.solarwinds.com.

CORPORATE GOVERNANCE
Board of Directors
Our business and affairs are managed under the direction of our Board. Currently, our Board consists of nine directors, eight of whom qualify as “independent” under the listing standards of the New York Stock Exchange, or NYSE. The number of directors is fixed by our Board, subject to the terms of our third amended and restated certificate of incorporation, as amended, or charter, amended and restated bylaws, or bylaws, and amended and restated stockholders’ agreement dated October 18, 2018, as amended, or the stockholders’ agreement. Our charter, bylaws and stockholders’ agreement are available as exhibits to our 2023 Annual Report on Form 10-K.
Certain Sponsor Rights
We have a valuable relationship with our Sponsors, who acquired us in February 2016 in a take private transaction prior to our initial public offering in October 2018. As of March 28, 2024, the Sponsors beneficially owned in the aggregate 66.34% of our common stock. Our Sponsors have certain voting and director nomination rights under the stockholders’ agreement.
Pursuant to the terms of the stockholders’ agreement, the Sponsors are entitled to nominate members of our Board as follows:
•so long as the Silver Lake Funds own, in the aggregate, (i) at least 20% of the aggregate number of then outstanding shares of common stock, affiliates of Silver Lake will be entitled to nominate three directors, (ii) less than 20% but at least 10% of the then outstanding shares of common stock, affiliates of Silver Lake will be entitled to nominate two directors, and (iii) less than 10% but at least 5% of the aggregate number of then outstanding shares of common stock, affiliates of Silver Lake will be entitled to nominate one director;
•so long as the Thoma Bravo Funds and their co-investors own, in the aggregate, (i) at least 20% of the aggregate number of then outstanding shares of common stock, Thoma Bravo will be entitled to nominate three directors, (ii) less than 20% but at least 10% of the aggregate number of then outstanding shares of common stock, Thoma Bravo will be entitled to nominate two directors, and (iii) less than 10% but at least 5% of the aggregate number of then outstanding shares of common stock, Thoma Bravo will be entitled to nominate one director; and
•so long as (i) the Silver Lake Funds own, in the aggregate, at least 20% of the aggregate number of then outstanding shares of common stock, and (ii) the Thoma Bravo Funds and their co-investors own, in the aggregate, at least 20% of the aggregate number of then outstanding shares of common stock, Silver Lake and Thoma Bravo will be entitled to mutually nominate one director.
Messrs. Hao, Smith and Widmann were elected as designees of affiliates of Silver Lake. Currently, the board seats for designees of Thoma Bravo, as well as the director seat mutually designated by Silver Lake and Thoma Bravo, remain vacant. However, as of March 28, 2024, each of the Silver Lake Funds and the Thoma Bravo Funds and their co-investors, respectively, continued to own more than 20% of the aggregate number of then outstanding shares of common stock and, accordingly, retain their respective right to each nominate three directors under the stockholders’ agreement as well as their right to collectively nominate one mutual director. Of the Class III director nominees up for election at the annual meeting, Mr. Smith is the designee of affiliates of Silver Lake.
For additional information regarding the terms of the stockholders’ agreement see “Certain Relationships and Related Party Transactions—Stockholders’ Agreement.”
Board Leadership
Although our corporate governance guidelines do not require the separation of our Chairman of the Board and Chief Executive Officer positions, the Board separated the roles of Chairman and Chief

Executive Officer in August 2020. Mr. Bock serves as the Company’s non-executive Chairman. By separating these roles, the Board believes that Mr. Ramakrishna can focus on executing the Company’s strategy as our President and Chief Executive Officer, and Mr. Bock can devote his attention to matters of Board oversight and governance. Mr. Bock brings considerable skills and experience to the role of Chairman. In this capacity, he has significant responsibilities, including calling and presiding over Board meetings, including meetings of the independent directors, setting meeting agendas and determining materials to be distributed to the Board. Following an executive session of independent directors, the non-executive Chairman acts as a liaison between the independent directors and the Board regarding any specific feedback or issues. Our non-executive Chairman also provides management with input regarding schedule and agenda items for Board and committee meetings and the information to be provided to the independent directors in performing their duties. In addition, each of the committees of the Board is chaired by an independent director. We believe that having an independent Chairman currently provides the most effective leadership model for the Company and when combined with the role of our independent committee chairs, creates an environment that is conducive to objective evaluation and oversight of management’s performance.
We offer all of our directors membership in the National Association of Corporate Directors (NACD), which provides each director with access to continuing education, research materials, and publications relating to corporate governance, board leadership, and other topical information. A number of our directors are participating in continuing education and certification programs, including the NACD Cyber-Risk Oversight Program.
Risk Oversight
Our Board is responsible for overseeing our risk management process. The Board administers its risk management oversight through our audit committee, nominating and corporate governance committee, compensation committee and technology and cybersecurity committee. The Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.
Our audit committee is responsible for our general risk management strategy, discussing guidelines and policies to govern the process by which risk assessment and management is undertaken and handled. Our audit committee also receives reports from management, the internal audit team, and the Company’s independent registered public accounting firm relating to financial and other major risks, and also monitors the Company’s risk management policies and implementation. Our nominating and corporate governance committee monitors and assesses the effectiveness of our corporate governance guidelines and reviews our corporate governance risks, including environmental, social and governance risks. Our compensation committee monitors and evaluates whether any of our compensation policies and programs have the potential to encourage excessive or unnecessary risk-taking. Our technology and cybersecurity committee is responsible for overseeing our information technology systems and cybersecurity risks.
Our management is responsible for day-to-day risk management. This oversight includes identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance or reporting levels.
Committees of Our Board of Directors
Our Board has established an audit committee, a compensation committee, a nominating and corporate governance committee and a technology and cybersecurity committee, and may have such other committees as our Board may establish from time to time. The composition and responsibilities of each of the committees of our Board is described below. Members serve on these committees until their resignation or until otherwise determined by our Board. Pursuant to the terms of the stockholders’ agreement, any new committees of our Board will include at least one director nominated by Silver Lake and at least one director nominated by Thoma Bravo, as long as each of Silver Lake and Thoma Bravo is still then entitled to nominate at least one director, respectively, and such additional members as determined by our Board, with exceptions for requirements of law and stock exchange rules. The charters for our audit committee, compensation committee, nominating and corporate governance committee and technology and cybersecurity committee are available on the “Investors” portion of our website at www.solarwinds.com.
The following table provides information on the Board’s current committee memberships. Mr.Widmann does not serve on any of our Board’s current committees.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Technology and Cybersecurity Committee
William Bock	Chair	Chair
Cathleen Benko		Member
Dennis Howard	Member			Member
Kenneth Y. Hao		Member
Catherine Kinney	Member		Chair
Douglas Smith			Member
Easwaran Sundaram	Member		Member	Chair
Sudhakar Ramakrishna				Member
Audit Committee
Our audit committee currently consists of Messrs. Bock, Howard and Sundaram and Ms. Kinney, and Mr. Bock currently serves as the chair of our audit committee. Our Board has determined that each current member of the audit committee satisfies the requirements for independence, financial literacy and financial expertise under the applicable rules and regulations of the SEC and listing standards of the NYSE (including the additional independence standards applicable to audit committee members). Our Board has determined that each of our current audit committee members qualifies as an “audit committee financial expert” as defined in the rules of the SEC. Our audit committee is, among other things, responsible for:
•selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•helping to ensure the independence and performance of the independent registered public accounting firm;
•discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and that firm, our interim and year-end operating results;
•establishing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•considering the adequacy of our internal controls and internal audit function;
•reviewing material related-party transactions or those that require disclosure;
•approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm;
•overseeing our general risk management strategy; and
•reviewing and monitoring the quality of our risk management implementation and execution.
Compensation Committee
Our compensation committee currently consists of Messrs. Bock and Hao and Ms. Benko, and Mr. Bock currently serves as the chair of our compensation committee. Our Board has determined that each member of the compensation committee meets the additional independence standards of the NYSE and the SEC applicable to members of compensation committees. In addition, each member of the compensation committee is a “non-employee director” as defined in Exchange Act Rule 16b-3.
Our compensation committee is, among other things, responsible for:
•reviewing and approving, or recommending that our Board approve, the compensation of our executive officers;
•reviewing and recommending to our Board the compensation of our non-employee directors;
•reviewing and recommending to our Board the terms of any compensatory agreements with our executive officers;
•administering our stock and equity incentive plans;
•reviewing and approving, or recommending that our Board approve, incentive compensation and equity plans;
•reviewing our overall compensation philosophy; and
•reviewing and discussing with management the risks associated with our compensation policies.
In addition, the compensation committee may delegate to the Chief Executive Officer the authority to make grants of equity-based compensation within established guidelines to certain eligible individuals who are not executive officers.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee currently consists of Ms. Kinney and Messrs. Smith and Sundaram, and Ms. Kinney currently serves as the chair of our nominating and corporate governance committee. Our Board has determined that each member of the nominating and corporate governance committee meets the additional independence standards of the NYSE.
Our nominating and corporate governance committee is, among other things, responsible for:
•identifying and recommending candidates for membership on our Board, in accordance with the terms and requirements of the stockholders’ agreement;
•reviewing and recommending our corporate governance guidelines and policies;
•reviewing proposed waivers of the code of business conduct and ethics for directors and executive officers;
•overseeing the process of evaluating the performance of our Board;
•reviewing with management our corporate governance risks, including environmental, social and governance risks;
•overseeing succession planning for our executive officers and Chief Executive Officer, and providing regular reports on the progress of succession planning to our Board;
•establishing and reviewing compliance with stock ownership guidelines for the Company’s executive officers and non-employee directors; and
•assisting our Board on corporate governance matters.
Technology and Cybersecurity Committee
Our technology and cybersecurity committee currently consists of Messrs. Ramakrishna, Howard and Sundaram, and Mr. Sundaram currently serves as the chair of our technology and cybersecurity committee. Our Board has determined that each member of the technology and cybersecurity committee, other than Mr. Ramakrishna, meets the independence standards of the NYSE.
Our technology and cybersecurity committee is, among other things, responsible for:
•providing guidance to our Board and oversight as appropriate with respect to our material activities related to the December 2020 cyberattack and related matters, including, without limitation, internal or third-party investigations, public or governmental disclosures, our remediation efforts and our policies and procedures with respect thereto;

•providing guidance to our Board on cybersecurity and other IT risks, controls and procedures and our strategy to mitigate cybersecurity risks and potential breaches;
•reviewing and providing guidance to our Board on the integrity of our IT systems’ operational controls to ensure legal and regulatory compliance;
•reviewing periodically with management our disaster recovery capabilities;
•reviewing and providing oversight on our policies and procedures with respect to data privacy;
•reviewing with management our assessment of how our cybersecurity program aligns with industry frameworks and standards; and
•annually reviewing the appropriateness and adequacy of our cyber-insurance coverage.
Director Independence
Our Board has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our Board has determined that each of Ms. Benko, Ms. Kinney and Messrs. Bock, Hao, Howard, Smith, Sundaram, and Widmann (comprising all of our directors other than Mr. Ramakrishna) do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of our directors (other than Mr. Ramakrishna) is “independent” as that term is defined under the listing standards of the NYSE. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our Board deemed relevant in determining their independence and eligibility to serve on the committees of our Board, including the transactions described in “Certain Relationships and Related Party Transactions.”
Communications to the Board of Directors
Stockholders and any other interested parties may communicate with the members of the Board, with individual directors, including our Chairman, or with any group of directors, including our independent directors, by sending a letter to our Corporate Secretary at 7171 Southwest Parkway, Building 400, Austin, Texas 78735 or general_counsel@solarwinds.com. The Corporate Secretary will maintain a log of such communications and will transmit as soon as practicable such communications to the Board or to the identified director(s), although communications that are abusive, in bad taste or that present safety or security concerns may be handled differently, as determined by the Corporate Secretary.
Director Nomination Procedures
The nominating and corporate governance committee has the responsibility for reviewing and recommending to the Board the Company’s candidates for director positions in accordance with the terms and requirements of the stockholders’ agreement. The nominating and corporate governance committee, in evaluating Board candidates, considers factors such as professional background and skills, personal character, values and discipline, ethical standards, diversity and other outside commitments, all in the context of an assessment of the needs of the Board at the time. The committee’s objective is to maintain a Board of individuals of the highest personal character, integrity and ethical standards, and that reflects a range of professional backgrounds and skills relevant to our business. The nominating and corporate governance committee considers diversity in identifying nominees for director, including personal characteristics such as race and gender, as well as diversity in the experience and skills that contribute to the Board’s performance of its responsibilities in the oversight of a global technology business.
The nominating and corporate governance committee will consider director candidates recommended by stockholders in the same manner and using the same criteria as used for any other director candidate. The nominating and corporate governance committee also may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a candidate considered by the nominating and corporate governance committee, a stockholder must submit a recommendation in writing to our Corporate Secretary at 7171 Southwest Parkway, Building 400, Austin, Texas 78735, and must include the following information:
•the name of the stockholder and evidence of the person’s ownership of our stock, including the number of shares owned and the length of time that the person has owned the shares;
•the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director;
•the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected; and
•any other information about the stockholder and the candidate that would be required if the stockholder provided notice to the Company of its intent to nominate the director candidate pursuant to Section 3.16 of our bylaws.
The nominating and corporate governance committee may require additional information as it deems reasonably required to determine the eligibility of the director candidate to serve as a member of the Board.
For a candidate to be considered by the nominating and corporate governance committee for nomination to the Board at an upcoming annual meeting, a stockholder recommendation must be received by our Corporate Secretary not later than 90 days nor earlier than 120 days prior to the anniversary date of the Company’s most recent annual meeting of stockholders.
The nominating and corporate governance committee annually reviews with the Board the requisite skills and characteristics of Board members, as well as the composition of the Board as a whole. This assessment includes a consideration of independence, diversity, age, skills, experience and industry backgrounds in the context of the needs of the Board and the Company, as well as the ability of current and prospective directors to devote sufficient time to performing their duties in an effective manner. Directors are expected to exemplify the highest standards of personal and professional integrity and to constructively challenge management through their active participation and questioning. In particular, the nominating and corporate governance committee seeks directors with established strong professional reputations and expertise in areas relevant to the strategy and operations of the Company’s businesses.
Our stockholders’ agreement provides the Sponsors with certain nomination rights. See “Corporate Governance—Certain Sponsor Rights” above for more information regarding these rights.
Board and Annual Meetings Attendance
During 2023, our Board held seven meetings, our audit committee held eight meetings, our compensation committee held four meetings, our nominating and corporate governance committee held four meetings and our technology and cybersecurity committee held four meetings. During 2023, each current director attended at least 97% of the aggregate of the total number of Board and committee meetings held during the period of such member’s service.
Directors are encouraged, but not required, to attend our annual meeting of stockholders. All of our current directors attended our 2023 annual meeting of stockholders.
Compensation Committee Interlocks and Insider Participation
Ms. Benko and Messrs. Bock and Hao served as members of the compensation committee in 2023. None of the members of the compensation committee has at any time been one of our officers or employees. Except as set forth under “Certain Relationships and Related Party Transactions,” none of these members of the compensation committee has any relationships with us of the type that are required to be disclosed under Item 404 of Regulation S-K. None of our executive officers serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board or compensation committee.

Code of Business Ethics and Conduct
Our Board has adopted a code of business conduct and ethics for all employees, including our President and Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The code of business ethics and conduct and our corporate governance guidelines are available on the “Investors” portion of our website at www.solarwinds.com. To the extent and in the manner required by applicable rules of the SEC and NYSE, we intend to disclose any amendments to our code of business conduct and ethics, or waivers of its requirements, on our website or in filings under the Exchange Act.

DIRECTOR COMPENSATION
2023 Director Compensation Table
The following table provides information regarding the compensation paid to our non-employee directors for the fiscal year ended December 31, 2023.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation ($)	Total ($)
Cathleen Benko	58,750	209,995	—	268,745
William Bock	192,500	209,995	—	402,495
Kenneth Y. Hao	58,750	209,995	—	268,745
Dennis Howard	67,500	209,995	—	277,495
Catherine R. Kinney	72,500	209,995	—	282,495
Douglas Smith	55,000	209,995	—	264,995
Easwaran Sundaram	77,500	209,995	—	287,495
Michael Widmann	50,000	209,995	—	259,995
________________
(1)The amounts reported in this column represent the amounts paid in cash to our non-employee directors for Board and committee service during the fiscal year ended December 31, 2023 under our non-employee director compensation policy, which is further described below under the caption “Narrative Disclosure to 2023 Director Compensation Table—Non-Employee Director Compensation Policy.”
(2)The amounts reported in this column reflect the aggregate grant date fair value of restricted stock units, or RSUs, based on the closing market price of a share of our common stock on the grant date computed in accordance with FASB ASC Topic 718. The RSUs were the annual equity awards granted under our non-employee director compensation policy on the date of our 2023 annual meeting of stockholders as further described below under the caption “Narrative Disclosure to 2023 Director Compensation Table—Non-Employee Director Compensation Policy.” The number of shares of our common stock underlying outstanding stock awards held by each of our non-employee directors as of December 31, 2023 was as follows:

Director Name	Outstanding Stock Awards
Cathleen Benko	37,653
William Bock	23,051
Kenneth Y. Hao	23,051
Dennis Howard	28,107
Catherine R. Kinney	23,051
Douglas Smith	23,051
Easwaran Sundaram	28,748
Michael Widmann	23,051

Narrative Disclosure to 2023 Director Compensation Table
The compensation committee is responsible for recommending to the Board the form and amount of compensation for our non-employee directors. For the fiscal year ended December 31, 2023, our non-employee directors were entitled to receive cash retainers for Board and committee service and awards of RSUs under our non-employee director compensation policy described below.

Non-Employee Director Compensation Policy
Our compensation committee reviews our non-employee director compensation program in light of the following principles:
•attract world class business talent, experienced with fast-growing multinationals in the technology sector;
•provide compensation that is competitive relative to our industry, size, and complexity;
•differentiate for roles with added experience requirements and/or time commitments; and
•align program design to focus decision-making on long-term stockholder value creation.
Pursuant to our amended and restated non-employee director compensation policy, non-employee directors receive the compensation set forth in the table below. All retainers are annual cash amounts paid quarterly and are pro-rated if a director does not serve for the entire quarter. Chairman and committee retainers are in addition to the general Board member retainer. Committee chairs receive the applicable committee chair retainer in lieu of the member retainer payable for service on the committee.

General Board member retainer	$50,000
Chairman retainer	$100,000
Audit Committee Chair retainer	$25,000
Compensation Committee Chair retainer	$17,500
Nominating and Corporate Governance Committee Chair retainer	$10,000
Technology and Cybersecurity Committee Chair retainer	$10,000
Audit Committee member retainer	$12,500
Compensation Committee member retainer	$8,750
Nominating and Corporate Governance Committee member retainer	$5,000
Technology and Cybersecurity Committee member retainer	$5,000
Initial equity award	$460,000 value (100% RSUs)(1)
Initial equity award - Chairman	$50,000 value (100% RSUs)(2)
Annual equity award	$210,000 (100% RSUs)(3)

(1)Each individual first elected or appointed to the Board as a non-employee director is granted an award of RSUs on the date of such initial election or appointment. The number of RSUs granted is calculated by dividing the stated dollar amount by the closing market price of one share of our common stock on the grant date. The awards vest annually over four years with 25% of the RSUs vesting on each anniversary of the grant date, subject to continued service through each applicable date, unless otherwise determined by the Board and set forth in the grant agreement between the non-employee director and the Company.
(2)In addition to the initial equity award granted to each new non-employee director, a member assuming the role of Chairman is granted an additional award of RSUs. This equity award is granted on the date the non-employee director is first appointed as Chairman. The number of RSUs granted is calculated by dividing the stated dollar amount by the closing market price of one share of our common stock on the grant date. The award vests 100% on the date of our next annual meeting of stockholders following the grant date, subject to continued service through such date.
(3)The annual equity award is granted to continuing non-employee directors on each date of our annual meeting of stockholders if, as of such date, the director has served on the Board for at least the preceding six months. The number of RSUs granted is calculated by dividing the stated dollar amount by the closing market price of one share of our common stock on the grant date. The award vests 100% on the one-year anniversary of the grant date, subject to continued service through such date.

Non-Employee Director Stock Ownership Guidelines
We have stock ownership guidelines that apply to our non-employee directors. Pursuant to these guidelines, as of January 1 of each year, each of our non-employee directors must retain an equity interest in the Company that is at least three times the base annual cash board retainer. For purposes of the stock ownership guidelines, equity interests include vested and unvested shares of common stock, unvested RSUs, and unvested performance stock units, or PSUs, whose level of achievement has been certified by the compensation committee but are subject to further service-based vesting, and equity interests exclude unexercised options, whether vested or unvested. With respect to non-employee directors who are designees of either the Silver Lake Funds or the Thoma Bravo Funds under our stockholders’ agreement, equity interests for the purposes of calculating stock ownership guideline compliance for such directors also includes shares of common stock owned by the Silver Lake Funds or the Thoma Bravo Funds, respectively. For purposes of our stock ownership guidelines, the value of the equity interests held by a non-employee director is calculated based on the average closing market price of one share of our common stock on the NYSE for the 30 calendar days preceding the determination date of January 1st of each year.
Each non-employee director has five years to accumulate this equity interest from the later of the implementation of the stock ownership guidelines in September 2019 and the date such person became subject to the stock ownership guidelines. Following the accumulation period, in the event that a non-employee director no longer holds the required interest as a result of fluctuations in the trading price of our common stock or changes in the annual cash board retainer, such non-employee director will have one year to regain the required equity interests. As of January 1, 2024, each of our non-employee directors was in compliance with our non-employee director stock ownership guidelines.

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
The audit committee of our Board has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ended December 31, 2024 and will present such appointment to the stockholders for ratification at the annual meeting of stockholders. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting to respond to questions from stockholders and will be given the opportunity to make a statement if so desired.
Stockholder ratification of the audit committee’s appointment of PricewaterhouseCoopers LLP is not required by our organizational documents or applicable law. However, the audit committee and the Board believe it is a good corporate governance practice to request stockholder ratification of the audit committee’s appointment of PricewaterhouseCoopers LLP and will take your vote on the proposal into consideration when appointing our independent registered public accounting firm in the future. If the appointment of PricewaterhouseCoopers LLP is not ratified by stockholders, the audit committee may reconsider the appointment. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
Audit and Non-Audit Fees
PricewaterhouseCoopers LLP served as our independent registered public accounting firm for the years ended December 31, 2023 and 2022. In addition to performing the audit of our consolidated financial statements, PricewaterhouseCoopers LLP also provides various other services to us. Fees paid to PricewaterhouseCoopers LLP for services provided during these years are presented below.

	2023	2022
Audit Fees	$2,570,104	$3,286,776
Audit-Related Fees	—	763,300
Tax Fees	491,604	358,504
Other Fees	900	900
Total	$3,062,608	$4,409,480

Audit Fees. Audit fees consist of professional services rendered for the audit of our annual consolidated financial statements and the effectiveness of its internal control over financial reporting, the review of interim financial statements included in our quarterly reports on Form 10-Q, accounting consultations related to audit services and other services that are normally provided by the independent auditor in connection with statutory and regulatory filings both domestically and internationally. For 2023, audit fees also consist of (i) external legal fees in connection with government investigations related to the 2020 cyberattack on our Orion Software Platform and internal systems, or the Cyber Incident, and (ii) additional fees associated with internal investigation matters. For 2022, audit fees also consist of (i) additional fees associated with our debt refinancing, (ii) incremental impairment assessments and (iii) external legal fees in connection with government investigations related to the Cyber Incident.
Audit-Related Fees. Audit-Related Fees consist of fees associated with service organization controls readiness and reports.
Tax Fees. Tax fees include services for tax compliance and research, tax advice, exam assistance, tax planning and technical tax advice.
Other Fees. Other fees consist of fees for accounting research software.
Pre-Approval of Audit and Non-Audit Services
The audit committee is authorized by its charter to pre-approve all audit and permitted non-audit services to be performed by our independent registered public accounting firm. The audit committee reviews and approves the independent registered public accounting firm’s retention to perform audit services, including the associated fees. The audit committee also evaluates other known potential engagements of the independent registered public accounting firm, including the scope of the proposed work and the proposed fees, and approves or rejects each service, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent registered public accounting firm’s independence from management. At subsequent meetings, the audit committee will receive updates on the services actually provided by the independent registered public accounting firm, and management may present additional services for approval.
All services provided by PricewaterhouseCoopers LLP during the fiscal years ended December 31, 2023 and December 31, 2022 were pre-approved by the audit committee.
The audit committee has reviewed the fees and services described above, and believes that such fees and services are compatible with maintaining the independence of PricewaterhouseCoopers LLP.
Required Vote and Recommendation of the Board for Proposal Two
You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. To be approved by our stockholders, this proposal must receive a “FOR” vote by a majority of the shares of our common stock represented in person or by proxy at the annual meeting and entitled to vote on the proposal.

Our Board recommends that you vote FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.

REPORT OF THE AUDIT COMMITTEE
The material in this report shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, and/or (iv) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended, or the Securities Act, except to the extent the Company specifically incorporates it by reference into such filing.
The audit committee of our Board is responsible for, among other things, reviewing with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the scope and results of their audit engagement. In connection with the 2023 audit, the audit committee:
•reviewed and discussed with management the Company’s audited financial statements for the year ended December 31, 2023;
•discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC; and
•received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP’s communications with the audit committee concerning independence, and the audit committee has discussed with PricewaterhouseCoopers LLP that firm’s independence.
Based on the review and discussions described in the preceding bullet points, the audit committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2023, which was filed with the SEC.

SUBMITTED BY THE AUDIT
COMMITTEE OF
THE BOARD OF DIRECTORS
William Bock (Chair)
Dennis Howard
Catherine R. Kinney
Easwaran Sundaram

PROPOSAL THREE: ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION (“SAY-ON-PAY”)
The compensation committee and the Board believe our executive compensation program, as described in the Compensation Discussion and Analysis, the compensation tables and the related narratives, and other materials in this proxy statement reflects our goal of linking Company performance with executive compensation. The compensation committee and the Board believe that the executive compensation program is reasonable and effective in that it aligns the interests of our executive officers with both the short-term and long-term interests of our stockholders.
As required pursuant to Section 14A of the Exchange Act, the “Say-on-Pay” proposal gives you as a stockholder the opportunity to endorse or not endorse our executive compensation program through the following resolution:
“RESOLVED, that the compensation of our named executive officers, as described in the section titled “Compensation Discussion and Analysis,” the compensation tables and the related narratives and other materials in this Proxy Statement is hereby approved on an advisory basis.”
Because this vote is advisory, it will not be binding upon the Board, the compensation committee or the Company. However, the compensation committee carefully considers the outcome of the vote when determining future executive compensation arrangements. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the compensation philosophy, policies and practices described in this proxy statement.
We currently conduct advisory votes on named executive compensation every year, with the next vote to occur at the 2025 annual meeting of stockholders.
Required Vote and Recommendation of the Board for Proposal Three
You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Abstentions will be counted towards the vote total and will have the same effect as votes against this proposal. Broker non-votes are not votes cast and will not be counted in determining the outcome of the advisory vote on named executive officer compensation.

Our Board recommends that you vote “FOR” the non-binding advisory vote to approve the compensation of our named executive officers.

EXECUTIVE OFFICERS
Set forth below is the name, age, and position of each of our executive officers as of the date of this proxy statement.

Name	Age	Position
Sudhakar Ramakrishna	56	President and Chief Executive Officer
J. Barton Kalsu	56	Executive Vice President, Chief Financial Officer and Treasurer
Jason W. Bliss	49	Executive Vice President, Chief Administrative Officer and Secretary
Andrea Webb	55	Executive Vice President, Chief Customer Officer
Sudhakar Ramakrishna—For biographical information, see “Proposal One—Continuing Directors Not Standing for Election.”
J. Barton Kalsu has served as our Executive Vice President, Chief Financial Officer and Treasurer since April 2016. He served as our Executive Vice President, Finance and Chief Accounting Officer from October 2013 to April 2016 and served as our Chief Accountant and Senior Vice President, Finance, from November 2011 to October 2013. Mr. Kalsu joined the Company as Chief Accountant and Vice President, Finance in August 2007. Prior to joining the Company, Mr. Kalsu worked for JPMorgan Chase Bank as Vice President, Commercial Banking, from June 2005 until August 2007. From April 2002 until June 2005, Mr. Kalsu worked for Red Hat, Inc. as Senior Director of Finance. Mr. Kalsu previously served on the board of directors of EP Energy Corporation and Athlon Energy Inc. He holds a B.S. in Accounting from Oklahoma State University.
Jason W. Bliss has served as our Executive Vice President, Chief Administrative Officer, General Counsel and Secretary since April 2021. Mr. Bliss previously served as our Executive Vice President, Corporate Development, General Counsel and Secretary from January 2020 to April 2021, Executive Vice President, General Counsel and Secretary from June 2016 to January 2020, Senior Vice President, General Counsel and Secretary from April 2016 to June 2016, Senior Vice President, Legal Operations and Corporate Development from October 2013 to April 2016, Vice President, Corporate Development from June 2012 to October 2013 and Assistant General Counsel from March 2008 to June 2012. Prior to joining the Company, Mr. Bliss was an associate at DLA Piper LLP (US) specializing in mergers and acquisitions, capital market transactions and technology licensing. Prior to DLA Piper, Mr. Bliss was a technology consultant with Accenture. Since January 2023, Mr. Bliss has served on the board of directors of STG Logistics. Mr. Bliss earned a J.D. and an M.B.A. from Duke University and a B.S. in Engineering Science from the University of Virginia.
Andrea Webb has served as our Executive Vice President, Chief Customer Officer since February 2022 and Chief Customer Officer since January 2021. Ms. Webb previously served as our Senior Vice President, Customer Retention and Renewal Sales from January 2019 to January 2021, Global Vice President Customer Retention and Renewal Sales from January 2017 to January 2019, Vice President Customer Retention and Renewal Sales January 2012 to January 2017, Director Customer and Business Operations January 2009 to January 2012, Sr. Manager Customer and Business Operations from January 2006 to January 2009 and Operations and Business Manager from 2002 to January 2006. Prior to joining the Company, Ms. Webb was a Senior Business Analyst for First Union, Default Services, where she managed the Default Services Portfolio, Reporting, Analyst and Development teams.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file with the SEC reports of their ownership and changes in their ownership of our common stock. To our knowledge, based solely on review of the copies of such reports and amendments to such reports with respect to the year ended December 31, 2023 filed with the SEC, all required Section 16 reports under the Exchange Act for our directors, executive officers and beneficial owners of more than 10% of our common stock were filed on a timely basis during the year.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The following discussion and analysis provides information regarding our compensation program, policies and practices during 2023 and, as appropriate, such actions taken since the end of 2023 and prior to the filing of this proxy statement which are material to understanding our 2023 compensation program for the following named executive officers (our “NEOs”):
•Sudhakar Ramakrishna, our President and Chief Executive Officer (our “CEO”);
•J. Barton Kalsu, our Executive Vice President, Chief Financial Officer, and Treasurer;
•Jason W. Bliss, our Executive Vice President, Chief Administrative Officer and Secretary;
•Andrea Webb, our Executive Vice President, Chief Customer Officer; and
•Rohini Kasturi, our former Executive Vice President, Chief Product Officer.
During 2023, we had only five executive officers, one of whom resigned effective as of November 2023. Therefore, our NEOs for 2023 include our CEO, our Chief Financial Officer, our two other most highly compensated executive officers, as determined by reference to total compensation for 2023, who were serving as executive officers at the end of 2023 and one additional individual for whom disclosure would have been required but for the fact that he was not serving as an executive officer at the end of the last completed fiscal year.
Executive Departure
Rohini Kasturi, our former Executive Vice President, Chief Product Officer, notified us on August 29, 2023, of his decision to resign effective as of November 15, 2023. In connection with his resignation, Mr. Kasturi entered into an independent contractor agreement pursuant to which he agreed to provide consulting services from November 15, 2023 through February 15, 2024. Under the terms of this agreement, (i) Mr. Kasturi was paid $30,000 per month in respect of his consulting services, (ii) all outstanding RSUs and PSUs for which the performance criteria had already been achieved continued to vest in accordance with their terms for so long as Mr. Kasturi provided services under the agreement and (iii) the PSUs granted to Mr. Kasturi in February 2023 for the performance period ending December 31, 2023 were forfeited and at the end of the term of the agreement in February 2024, Mr. Kasturi received a lump sum payment equal to the value of the first tranche of such PSU award (41,047 shares) as if it had vested assuming achievement for 2023 at target and based on an assumed stock price of $10.75 per share, for a total cash payment of $441,255.
Executive Summary
Who We Are
We are a leading provider of information technology (“IT”) management software. Our mission is to help customers accelerate business transformation through simple, powerful and secure solutions designed for today's hybrid IT and multi-cloud environments. We offer full-stack observability solutions designed to give organizations worldwide, regardless of type, size or complexity, with a comprehensive and unified view of today’s modern, distributed and hybrid network environments.
2023 Business Developments
During 2023, we continued our evolution from monitoring to observability solutions and our subscription-first approach, resulting in year-over-year Subscription Annual Recurring Revenue (“Subscription ARR”) growth of 34%. We also achieved year-over-year growth in full-year revenue and adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”), representing significant progress towards the priorities we set forth at the beginning of 2023, including our subscription-first strategy, continued focus on customer success and retention, innovation on the SolarWinds Platform and strong operating discipline. In light of the progress made in our ongoing solutions evolution, the compensation committee updated the design of our long-term performance-based incentive compensation opportunities for 2023, including granting performance stock unit (“PSU”) awards that may be earned and vest upon the attainment of pre-established Subscription ARR and revenue targets.
2023 Executive Compensation Actions
The compensation committee's key compensation actions and decisions for our NEOs for 2023 were as follows:
•Annual Base Salary – With respect to each of Ms. Webb and Mr. Kasturi, adjusted the base salary in order to appropriately compensate each individual given their levels of performance and the competitive market. With respect to our other NEOs, maintained the annual base salaries at their 2022 levels.
•Annual Cash Incentives – Adopted a 2023 annual cash incentive program under our SolarWinds Corporation Bonus Plan, which we refer to as our 2023 Incentive Plan, in February 2023. The 2023 Incentive Plan resulted in a formulaic payout of 138% based on 2023 achievement against corporate objectives for revenue and adjusted EBITDA.
•Equity Awards – Took the following actions with respect to equity awards in February 2023:
◦Granted PSU awards with a target amount of 123,152 shares (representing approximately $1,250,000) to each of our NEOs (other than our CEO), plus an additional PSU “catch-up” award of 12,315 shares (representing approximately $125,000) for Ms. Webb as described below, and a PSU award for a target amount of 381,773 shares (representing approximately $3,875,000) to our CEO, in each case that could be earned and vest based on our Subscription ARR and revenue performance for 2023 and vest over three years; and
◦Granted RSU awards in the amount of 123,152 shares (representing approximately $1,250,000) to each of our NEOs (other than our CEO), plus an additional RSU “catch-up” award of 12,315 shares (representing approximately $125,000) for Ms. Webb, and an RSU award in the amount of 381,773 shares (representing approximately $3,875,000) to our CEO that could be earned over a four-year time-based vesting schedule.
Executive Compensation Policies and Practices
We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The compensation committee evaluates our executive compensation program on an ongoing basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were in effect during 2023:

What We Do			What We Don't Do
✓	Pay for performance through incentives based on Company performance	✗	Guarantee annual base salary increases or bonuses unless as part of an initial employment agreement to induce the candidate to join the Company
✓	Review peer compensation data prior to making executive compensation decisions	✗	Provide tax “gross-ups” or perquisites except with respect to the standard benefits that are provided to all our employees or as part of an international assignment
✓	Align executive compensation with stockholder returns through long-term incentives	✗	Provide excise tax “gross-ups” for executive officers in the event of a change in control of the Company
✓	Structure executive officer compensation so the majority is “at-risk”	✗	Allow hedging or pledging of Company stock

What We Do			What We Don't Do
✓	Annual and ongoing reviews of compensation programs, policies, practices and governance, including an assessment to identify and mitigate undue risk-taking by our executive officers and other employees	✗	Provide pension arrangements or separate executive retirement plans
✓	Require a “double-trigger” for potential payments and benefits upon a change in control of the Company in any compensation arrangements
✓	Maintain and periodically review stock ownership guidelines
✓	Maintain a compensation recovery (“clawback”) policy that complies with Exchange Act Rule 10D-1 and the applicable NYSE listing standards

Stockholder Advisory Vote on Named Executive Officer Compensation
At our 2023 annual meeting of stockholders, we conducted a non-binding stockholder advisory vote on the compensation of our named executive officers (commonly known as a “Say-on-Pay” vote). Our stockholders approved the Say-on-Pay proposal with approximately 87.13% of the votes cast in favor of the proposal. We believe this result demonstrates that our stockholders are generally supportive of our executive compensation program.
Overview of Executive Compensation Program
Our executive compensation program seeks to attract and retain talented, qualified senior executive officers to manage and lead our Company and to motivate them to pursue and achieve our corporate objectives. Additionally, we strive to align pay with creating stockholder value. Therefore, our current compensation program reflects a mix of cash and equity elements to focus our executive officers on both our short-term results and long-term success.
The following key principles guide our compensation decision-making and program design:

Objective	Description
Competitive Pay	Our total compensation program is designed to be competitive to recruit and retain highly qualified executive officers for critical positions.
Balanced Pay Mix
Our compensation program is a combination of short-term and long-term cash and equity and fixed and performance-based elements. A majority of our executive compensation program is performance-based and “at-risk,” or otherwise focused on the long-term, which we believe drives the creation of long-term stockholder value.

Pay for Performance	Our executive officers’ compensation packages are designed to link short-term and long-term incentives to our performance against financial and operational goals to motivate and drive execution against such financial and operational goals.
Stockholder Alignment	Our executive officers’ compensation packages are designed to link long-term incentives to the creation of stockholder value to align the interests of our executive officers with those of our stockholders.
Balanced Performance Management
We use a combination of financial performance metrics, varying time horizons and compensation vehicles to provide a balanced and comprehensive measure of performance, and to encourage effective use of resources to achieve our corporate objectives.

Manage Compensation Risk	We set incentive goals in such a way as to discourage excessive and unnecessary risk taking and avoid placing too much emphasis on any one metric or performance time horizon.

Executive Compensation Program
In setting target total direct compensation, the compensation committee seeks to achieve a balance between fixed and variable (or “at-risk”) elements, short-term and long-term pay elements and cash and equity-based elements, primarily through cash base salaries, annual cash incentives, long-term incentives in the form of equity awards and broad-based health and welfare benefits. The following table provides information regarding the elements of our executive compensation program for 2023.

	Cash Compensation		Equity Compensation		Other
	Base Salary	Executive Bonus Plan	Performance Stock Units	Restricted Stock Units	Broad-Based Benefits
Primary Purpose	Attraction and Retention
	To secure and retain services of our executive officers by providing a fixed level of cash compensation for performing essential elements of position	Encourage our executive officers to achieve short-term Company and individual goals that drive our growth	Provide long-term retention and incentives to our executive officers that align their interests with our stockholders’ interests		---
Recipients	All NEOs
Reviewed	Annually
Grant Date	---	First Quarter for Current Year			---
Payment Date	Ongoing	First Quarter of Next Fiscal Year	Earned after One Year and Vest over Three Years	Vest over Four Years	Ongoing
Fixed or “At-Risk”	Fixed	Variable or “At-Risk”			Fixed
Performance Period	---	One Year	One Year	---	---
Performance Basis	Compensation committee judgment	Revenue and adjusted EBITDA targets, plus compensation committee judgment	Subscription ARR and revenue targets, plus compensation committee judgment	Subject to stock price fluctuations	---

Compensation Decision Making Process
We believe the best way to align executive and stockholder interests is through a compensation program governed by the compensation committee, designed with input from management and, as appropriate, external advisors regarding internal, external and business challenges and opportunities facing our Company and our executive officers.
Role of the Compensation Committee
The compensation committee has the overall responsibility for overseeing the compensation and benefit programs for our executive officers. The compensation committee is responsible for ensuring that our compensation policies and practices support the successful recruitment, development and retention of the executive officer talent required for us to achieve our business objectives. Members of the compensation committee are appointed by our Board. Messrs. Bock and Hao and Ms. Benko served on the compensation committee during 2023. See “Corporate Governance—Committees of Our Board of Directors—Compensation Committee” for more information regarding the compensation committee.

Role of Management
In 2023, our CEO provided recommendations on compensation for our executive officers, and also provided input requested by the compensation committee regarding his own compensation. Our CEO and the compensation committee, based on their respective assessments of the market data provided by the compensation committee's compensation consultant, Compensia, and competitive market dynamics, exercised judgment to recommend and set target total direct compensation for our executive officers that is competitive and internally equitable within our existing executive team. In making these recommendations, our CEO considered the total compensation that would be necessary to retain these executive officers and provide them with the appropriate incentives to drive growth in the value of our business, including in light of our evolution to a subscription-first approach. In approving these arrangements, the members of the compensation committee relied on their experience and judgment, and that of our CEO, and reviewed his recommendations to ensure the compensation packages were appropriate based on each executive officer’s title, position, role and responsibilities. Compensation arrangements may be adjusted from time-to-time based on our need to remain market competitive, or to reflect changes in an executive officer’s title, authority or job responsibilities.
Our CEO was not present during any deliberations related to his own compensation. Our Executive Vice President, Chief Financial Officer and Executive Vice President, Chief Administrative Officer and Secretary also attended certain meetings of the compensation committee related to 2023 executive compensation but were not present during any deliberations related to their own compensation.
Role of Compensation Consultant
The compensation committee has the authority to retain a compensation consultant to assist in evaluating the compensation of our CEO and our other executive officers, and to approve the consultant’s fees and engagement terms. The compensation committee also has the authority to retain other advisors to assist it in fulfilling its responsibilities.
In 2023, the compensation committee again engaged Compensia, a national compensation consulting firm, to assist it in fulfilling its responsibilities by providing reports and analyses regarding competitive market and industry trends and practices related to executive compensation.
The compensation committee has evaluated its relationship with Compensia to ensure that it believes that such firm is independent from management. This review process included a review of the services that Compensia provided, the quality of those services and the fees associated with the services provided during 2023. Based on this review, as well as consideration of the factors affecting independence set forth in Exchange Act Rule 10C-1(b)(4), the listing standards of the NYSE and such other factors as were deemed relevant under the circumstances, the compensation committee evaluated Compensia’s independence and determined that no conflict of interest has arisen as a result of the work performed by Compensia.
For 2023, the compensation committee, based on an analysis prepared by Compensia, developed the Company’s compensation peer group for purposes of advising the compensation committee on its assessment of base salaries, annual cash incentive opportunities and long-term incentive compensation for our named executive officers. After comments and suggestions from Company management and other members of our Board, the compensation committee reviewed the peer group assessment criteria, including peer group company location, industry, ownership, revenue ranges, market capitalization and revenue growth rate. The compensation peer group was selected from companies that provide internet service or software and services, or enterprise software applications that are headquartered in the United States. Additionally, the compensation committee focused on peers that are approximately 0.3 to 3.0 times our estimated prior year revenue and/or have a market capitalization rate of 0.25 to 4.0 times that of our own 30 trading day average market capitalization. The competitive market data included compensation information specific to the peer group described below from publicly filed documents, including percentiles and other data aggregated across this information, and aggregated data across a broader set of technology companies. The compensation committee used this data to inform its decisions about establishing practices as a publicly traded company and 2023 executive compensation.

For 2023, our compensation peer group as approved by the compensation committee consisted of the following companies:

NetScout Systems, Inc.	JAMF	Box, Inc.
Teradata Corporation	Alteryx, Inc.	Progress Software Corporation
F5, Inc.	Qualys, Inc.	GoDaddy Inc.
Tenable Holdings, Inc.	Dynatrace, Inc.	New Relic, Inc.
Momentive Global Inc.	Verint Systems Inc.	Commvault Systems, Inc.
Rackspace Technology, Inc.	Varonis Systems, Inc.	Splunk Inc.
Fortinet, Inc.
Notwithstanding the use of a peer group analysis to assess executive officer compensation, the compensation committee did not benchmark or make decisions or target compensation of any named executive officer based on any singular data point such as a particular pay percentile within the aggregated data.
Elements of Our Executive Compensation Program
Our executive compensation program consists of base salary, an annual cash incentive opportunity, long-term incentive compensation in the form of equity awards and broad-based health and welfare benefits. We chose to build our program around these elements because we believe that each element is useful in achieving one or more of the objectives of our program, and that all elements together have been and will continue to be effective in achieving our overall objectives. The compensation committee may make adjustments to compensation based on factors specific to an NEO or if it believes that in the aggregate the elements do not achieve the desired goal. As a result, each element is dependent on the other elements. We consider every element of compensation, both potential and realized, when determining the amount of each element of compensation.
Each element is described in more detail below.
Base Salary
We pay an annual base salary to our executive officers, including our NEOs, to provide a fixed rate of cash compensation. Base salary amounts are determined by the compensation committee based on what is necessary to attract and retain our executive talent. The compensation committee generally reviews the base salaries of our executive officers annually and makes adjustments based upon a number of factors, including: our overall performance against our financial and strategic plan; a competitive market analysis prepared by the compensation committee’s compensation consultant, including an emphasis on the competitiveness of our executive officers’ target total cash compensation compared to that of similarly positioned executive officers at companies in the peer group; each executive officer’s skills, experience and qualifications; an assessment of their professional effectiveness, consisting of competencies such as leadership, commitment, creativity and team accomplishment; the underlying scope of their responsibilities; their individual performance; retention considerations; and the recommendations of our CEO (except with respect to his own base salary).
In February 2023, the compensation committee determined to increase the base salaries for Ms. Webb and Mr. Kasturi, each effective as of April 1, 2023, in light of their respective levels of performance and the competitive market. The compensation committee determined not to increase the annual base salaries for our other NEOs because it determined their existing base salary levels continued to be appropriate. The following table shows the 2023 annual base salaries for our NEOs.

Named Executive Officer	2022 Base Salary	2023 Base Salary	Percent Increase
Mr. Ramakrishna	$750,000	$750,000	—%
Mr. Kalsu	$440,000	$440,000	—%
Mr. Bliss	$440,000	$440,000	—%
Ms. Webb	$425,000	$440,000	3.5%
Mr. Kasturi	$425,000	$440,000	3.5%
The actual base salaries paid to our NEOs in 2023 are set forth in the “Executive Compensation Tables—2023 Summary Compensation Table” below.
Annual Cash Incentives
The compensation committee annually establishes the performance metrics and objectives underlying the SolarWinds Corporation Bonus Plan. The performance metrics and objectives may change from year to year as we continue to evolve and establish different priorities, but will remain subject to the review and approval of the compensation committee. The compensation committee reserves the discretion to modify performance metrics and objectives during the performance period, make adjustments for currency fluctuations or fundamental changes to our business which impact performance objectives and to exercise discretion on final payout amounts.
2023 HCO Bonus Plan for Ms. Webb
In February 2023, the compensation committee approved a supplemental bonus plan for Ms. Webb that would provide for an additional fixed cash bonus payment of up to $150,000 upon the achievement of certain target amounts of sales of our Hybrid Cloud Observability (HCO) products during 2023. Based on our sales of HCO products during 2023, no payments were made to Ms. Webb pursuant to this plan.
2023 Incentive Plan
During 2023, our executive officers, including our NEOs, participated in the 2023 Incentive Plan under which they are eligible to receive cash incentives for the achievement of certain pre-established corporate performance objectives consistent with our annual operating plan. The 2023 Incentive Plan is also meant to reward continued employment such that only employees who are employed with us at the time bonuses are actually paid are eligible to receive an annual cash incentive award.
Target Annual Cash Incentive Opportunities
Target annual cash incentive opportunities are expressed as a percentage of base salary and are reviewed by the compensation committee annually. In February 2023, the compensation committee reviewed the target annual cash incentive opportunities of our executive officers and after considering a number of factors, including: a competitive market analysis prepared by the compensation committee’s compensation consultant, including an emphasis on the competitiveness of our executive officers target total cash compensation compared to that of similarly positioned executive officers at companies in the peer group; each executive officer’s skills, experience and qualifications; an assessment of their professional effectiveness, consisting of competencies such as leadership, commitment, creativity and team accomplishment; the underlying scope of their responsibilities; their individual performance; retention considerations; and the recommendations of our CEO (except with respect to his own target annual cash incentive opportunity), determined to maintain their target annual cash incentive opportunities percentages at their 2022 levels because it determined such levels continued to be appropriate to provide adequate incentives to our executive officers, including our NEOs, to achieve our performance goals. The target annual cash incentive opportunities for 2023 are set forth in the following table.

Named Executive Officer	2023 Target Annual Cash Incentive Opportunity (as a percentage of base salary)	2023 Target Annual Cash Incentive Opportunity ($)(1)
Mr. Ramakrishna	100%	750,000
Mr. Kalsu	80%	352,000
Mr. Bliss	80%	352,000
Ms. Webb	80%	349,041
Mr. Kasturi	80%	349,041
(1) Target amounts for Ms. Webb and Mr. Kasturi reflect pro-rated amounts resulting from base salary increases in effect as of April 1, 2023.
Further detail of the threshold, target and maximum payout levels for each NEO is provided under “Executive Compensation Tables—2023 Grants of Plan-Based Awards Table” in the column titled “Estimated Future Payouts Under Non-Equity Incentive Plan Awards.”
Key Performance Metrics
In February 2023, the compensation committee established revenue and adjusted EBITDA as the performance metrics for the 2023 Incentive Plan. These metrics were selected following a review of our business priorities for the year as recommended by the Board and management and were based on the compensation committee’s belief that participating executive officers have line of sight and ability to influence each metric. The compensation committee established threshold and target performance levels for each metric that were believed to be challenging but achievable only with excellent execution of our plan, and achievement of which would translate to stockholder value over the long-term. Maximum performance levels were set to be possible, but not likely to be achieved given historical performance and our forecasted results at the time the performance metrics were approved. The compensation committee believed this design provided the proper incentives to our NEOs to execute at a high level to achieve results consistent with our financial outlook as communicated to our stockholders.
The 2023 Incentive Plan set forth the targets for the plan year based on the Company’s financial targets, with the target component being weighted 50% on revenue and 50% on adjusted EBITDA. No portion of the applicable annual cash incentive would be paid if either revenue or adjusted EBITDA fell below the 2023 threshold performance level. The respective payout levels are calculated linearly for achievement between the threshold and target performance levels. The 2023 Incentive Plan contained an upside component structured as a profit-sharing incentive, with adjusted EBITDA in excess of an upside performance gate contributing to a bonus pool, subject to a maximum aggregate payment of 200% of target. If adjusted EBITDA achievement was equal to or above the upside performance gate, then 10% of the excess of the Company’s adjusted EBITDA over the upside performance gate would be paid toward the annual cash incentive. The upside component would not be payable if adjusted EBITDA achievement fell below the upside performance gate.
Target Component

	Revenue (50% Weighting)		Adjusted EBITDA (50% Weighting)
Performance Level	Achievement (% of Target)	Payout (% of Target)	Achievement (% of Target)	Payout (% of Target)
Threshold	98%	50%	95%	50%
Target	100%	100%	100%	100%
Upside Component

Adjusted EBITDA Performance Gate	Upside Component Funding
101.6% Achievement of Target	10% of adjusted EBITDA in excess of Performance Gate

2023 Incentive Plan Payments
In February 2024, the compensation committee reviewed our performance for 2023 and determined that revenue and adjusted EBITDA were each above their respective target performance levels. As a result, the above-target performance metrics resulted in a formulaic payout of 138% for employees at the level of vice president and above. The following annual cash incentive award payments for 2023 under the 2023 Incentive Plan were made to our NEOs then serving as employees of the Company.

Named Executive Officer	2023 Bonus Payout Percentage	Annual Cash Payment ($)
Mr. Ramakrishna	138%	$1,035,000
Mr. Kalsu	138%	485,760
Mr. Bliss	138%	485,760
Ms. Webb	138%	481,677
Mr. Kasturi did not receive an annual cash incentive award payment because he was not employed by us at the time of the payments. The actual annual cash incentive award payments received by our NEOs in 2023 are set forth in the “Executive Compensation Tables—2023 Summary Compensation Table” below.
Long-Term Incentive Compensation
We use long-term incentive compensation in the form of equity awards to align the interests of our executive officers, including our NEOs, with those of our stockholders and to promote a longer-term performance perspective and progress toward achieving our long-term strategy. In addition, equity-based awards provide an important retention tool for us because they historically have been subject to vesting based on continued service.
PSU awards are designed to incentivize actions that lead to increasing long-term stockholder value. Performance objectives underlying the PSU awards are generally determined at the time of grant and may include multiple performance factors, performance periods of varying length and the potential to earn above or below the target number of shares based on actual performance or additional service vesting criteria. The number of PSUs ultimately earned by our executive officers is subject to achievement against the performance objectives with the value of the underlying shares varying with the market price of our common stock over the vesting period.
RSU awards are linked with stockholder value creation since the value of the RSU awards is dependent on our stock price. RSU awards are also intended to encourage retention as they are subject to service-based vesting. RSU awards granted to our executive officers typically vest over four years, subject to continued service through each applicable vesting date.
We anticipate making annual grants of equity-based incentives to our executive officers in the future. We expect future awards to our executive officers to continue to consist of a mix of PSU awards and RSU awards as measured by value, but not necessarily in the similar value amounts and equity mix as in prior years.
The compensation committee took the following actions with respect to equity awards in February 2023.
February 2023 Annual Equity Awards
In February 2023, the compensation committee determined to grant annual equity awards to our executive officers, including our NEOs, in the form of RSU awards and PSU awards pursuant to the SolarWinds Corporation 2018 Equity Incentive Plan, or 2018 Plan, to align the performance objectives of our incentive plans with our business objectives for the year. In granting and setting the size of these equity awards, the compensation committee considered a number of factors, including: the market analysis prepared by the compensation committee’s compensation consultant, including an emphasis on the competitiveness of our executive officers’ target total cash compensation compared to that of similarly positioned executive officers at companies in the peer group; each executive officer’s skills, experience and qualifications; an assessment of their professional effectiveness, consisting of competencies such as leadership, commitment, creativity, and team accomplishment; the underlying scope of their responsibilities; their individual performance; retention considerations; and the recommendations of our CEO (except with respect to his own equity award). The maximum potential payout level for the PSU Awards was set at 200% of the target number of PSUs.
The 2023 annual equity awards granted to our NEOs were as follows:

Named Executive Officer	RSU Award (number of shares)	PSU Award (target number of shares)	PSU Award (maximum of shares)
Mr. Ramakrishna	381,773	381,773	763,546
Mr. Kalsu	123,152	123,152	246,304
Mr. Bliss	123,152	123,152	246,304
Ms. Webb	123,152	123,152	246,304
Ms. Webb(1)	12,315	12,315	24,630
Mr. Kasturi	123,152	123,152	246,304
(1) Ms. Webb was granted additional RSUs and PSUs for retention purposes and to further align her unvested equity position with that of our other executive officers.
The RSU awards vest over four years, with 6.25% of the shares subject to the awards vesting per quarter over 16 quarters beginning on May 15, 2023, subject to the NEO’s continued service through each applicable vesting date.
The PSU awards could be earned based on the level of performance attained over a one-year performance period, and, if earned, vest over a three-year period subject to continued service, with the number of shares that ultimately vest based on performance against our Subscription ARR (weighted 70%) and revenue (weighted 30%) targets for 2023 as established by the compensation committee, with the actual number of shares earned equal to the sum of (i) provided that the applicable revenue threshold had been met, the Subscription ARR weighting factor of 70% multiplied by the Subscription ARR Multiplier (as set forth in the table below) multiplied by the target number of shares and (ii) provided that the applicable Subscription ARR threshold had been met, the revenue weighting factor of 30% multiplied by the Revenue Multiplier (as set forth in the table below) multiplied by the target number of shares and (iii) the upside Adjusted EBITDA Multiplier (as set forth in the table below) multiplied by the target number of shares (collectively, the “2023 Earned Performance Shares”). The compensation committee set target goals for the 2023 PSUs that were rigorous, but reasonably achievable with strong company performance. Maximum performance levels were designed to be difficult to achieve given our historical performance and our forecasted results at the time the performance metrics were approved. For purposes of the foregoing:
The Subscription ARR Multiplier was a ratio determined as follows:

Subscription ARR Achievement	Subscription ARR Multiplier
Less than threshold of 93% of the Subscription ARR Target	0.00
Subscription ARR threshold of 93% of the Subscription ARR Target	0.50
Equal to or greater than Subscription ARR Target	1.00
The Revenue Multiplier was a ratio determined as follows:

Revenue Achievement	Revenue Multiplier
Less than threshold of 97% of the Revenue Target	0.00
Revenue threshold of 97% of the Revenue Target	0.50
Equal to or greater than Revenue Target	1.00

The upside Adjusted EBITDA Multiplier was a ratio determined as follows:

Adjusted EBITDA Achievement	Adjusted EBITDA Multiplier
100 - 101.6% achievement of Adjusted EBITDA Target	0.25
101.6 - 103.3% achievement of Adjusted EBITDA Target	0.50
103.3 - 104.9% achievement of Adjusted EBITDA Target	0.75
Greater than 104.9% of Adjusted EBITDA Target	1.00
Any achievement falling between the threshold and the target or the target and the upside maximum were to be determined by linear interpolation.
One-third of the 2023 Earned Performance Shares (if any) become vested shares on the date of certification by our Board or the compensation committee that the applicable performance measure for the year had been met, with the remaining two-thirds vesting quarterly over the subsequent eight quarters, subject to continued service through each applicable vesting date. If the target number of performance shares was not earned based on 2023 performance, then the PSUs in an amount equal to the target number of performance shares minus the number of 2023 Earned Performance Shares would carry forward and may become earned performance shares if we achieve the applicable performance measure or measures(s) established by the compensation committee for the next year.
In February 2024, the compensation committee reviewed our results and determined that the company’s achievement of its Subscription ARR, revenue and adjusted EBITDA upside targets resulted in a formulaic payout of 200% of target. After reviewing our results and related accounting assumptions underlying the original budget, the compensation committee determined that our achievement of the targets was partially due to differences in such assumptions and the actual accounting treatment of upfront revenue recognition of term subscriptions and multi-year time-based subscription arrangements. As a result, the compensation committee determined to approve a PSU achievement percentage of 175% of target as forth in the table below.

Named Executive Officer	PSU Award Achievement (number of shares)
Mr. Ramakrishna	668,102
Mr. Kalsu	215,516
Mr. Bliss	215,516
Ms. Webb	215,516
Ms. Webb(1)	21,551
Mr. Kasturi(2)	—
(1) Ms. Webb was granted additional RSUs and PSUs for retention purposes and to further align her unvested equity position with that of our other executive officers.
(2) Mr. Kasturi resigned from the Company effective November 2023 and therefore did not earn any of his PSU award.
The equity awards granted to our NEOs in 2023 are set forth in the “Executive Compensation Tables—2023 Summary Compensation Table” and “Executive Compensation Tables—2023 Grant of Plan-Based Awards Table” below.
Health and Welfare Benefits
Our executive officers, including our NEOs, are eligible to participate in our standard employee benefit plans, including medical, dental, vision, life, accidental death and disability, long-term disability, short-term disability, and any other employee benefit or insurance plan made available to similarly located employees. We believe these benefits are consistent with those offered by companies with which we compete for employees.
We maintain a Section 401(k) retirement savings plan, which is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code of 1986, or the Code. In general, all of our U.S. employees, including our NEOs, are eligible to participate in this plan. Participants in the

Section 401(k) plan may elect to defer the lesser of 90% of their current compensation or the statutory limit, whichever is less, and contribute that amount to the Section 401(k) plan. In 2023, we matched a certain percentage of contributions made by all U.S. employees, including our NEOs. The matching contribution amounts to our NEOs are shown under “Executive Compensation Tables—2023 Summary Compensation Table” below in the column titled “All Other Compensation.”
We do not offer pension arrangements, nonqualified deferred compensation plans or other arrangements or significant perquisites or other personal benefits to our executive officers, including our NEOs, outside of arrangements that may be provided to an individual working on assignment at the request of the Company. During 2023, none of our NEOs received perquisites or other personal benefits that were, in the aggregate, equal to $10,000 or more.
Employment Agreements
We have entered into written employment agreements with each of our NEOs. Each of these agreements provides for “at will” employment, meaning that either we or the NEO may terminate the employment relationship at any time without cause. In addition, each of these agreements required the NEO to execute our standard Employee Proprietary Information and Arbitration Agreement. For detailed descriptions of these employment agreements with our NEOs, see “Executive Compensation Tables—Potential Payments Upon Change in Control” below.
Post-Employment Compensation Arrangements
We believe that reasonable and competitive post-employment compensation arrangements are essential to attracting and retaining highly qualified executive officers. We further believe that when recruiting executive talent these arrangements are necessary to offer compensation packages that are competitive. The compensation committee does not consider the specific amounts payable under these post-employment compensation arrangements, however, when determining the annual compensation of our executive officers, including our NEOs.
The employment agreements with each of our NEOs provide for certain payments and benefits in the event of certain qualifying terminations of employment, including a qualifying termination of employment in connection with a change in control of the Company. Generally, prior to a change in control of the Company, severance payments and benefits are payable to our NEOs if their employment is terminated by us other than for cause. During the 12-month period after a change in control of the Company, enhanced severance payments and benefits are payable to each of our NEOs if their employment is terminated by us without cause or as a result of a constructive termination of employment. All of our change in control severance benefits are “double-trigger” and would not be triggered solely by the occurrence of a change in control of the Company.
In the event of a change in control of the Company, to the extent Section 280G or 4999 of the Code is applicable to an executive officer, including an NEO, such individual is entitled to receive either payment of the full amounts specified in his or her employment agreement to which he is entitled or payment of such lesser amount that does not trigger the excise tax imposed by Section 4999, whichever results in him receiving a higher amount after taking into account all federal, state and local income, excise and employment taxes.
We do not provide excise tax payments (or “gross-ups”) relating to a change in control of the Company and have no such obligations in place with respect to any of our executive officers, including any of our NEOs.
For detailed descriptions of the post-employment compensation arrangements maintained with our NEOs, as well as an estimate of the potential payments and benefits payable under these arrangements as of December 31, 2023, see “Executive Compensation Tables—Potential Payments upon Termination or Change in Control” below.

Other Compensation Policies
Executive Stock Ownership Guidelines
We have stock ownership guidelines that apply to our executive officers. Pursuant to the guidelines, as of January 1 of each year, our CEO must retain an equity interest in the Company that is at least equal to six times his annual base salary and each of our other executive officers must retain an equity interest in the Company with a value that is at least three times the executive officer’s annual base salary. For purposes of the stock ownership guidelines, equity interests include vested and unvested shares of common stock, unvested RSUs and unvested PSUs whose level of achievement has been certified by the compensation committee but are subject to further service-based vesting and equity interests exclude outstanding exercised stock options, whether vested or unvested. For purposes of our stock ownership guidelines, the value of the equity interests held by an executive officer is calculated based on the average closing stock price of one share of our common stock as listed on the NYSE for the 30 calendar days preceding the determination date.
Each executive officer has five years to accumulate his or her equity interest from the later of the implementation of the stock ownership guidelines in September 2019 and the date such person became subject to the stock ownership guidelines. Following the accumulation period, in the event that an executive officer no longer holds the required interest as a result of fluctuations in the trading price of our common stock or changes in his or her base salary, such executive officer will have one year to regain the required equity interests. As of January 1, 2024, each of our executive officers, including each of our NEOs, was in compliance with our stock ownership guidelines.
Prohibition of Hedging and Pledging of Company Stock
Our insider trading policy prohibits all employees (including our NEOs) and the non-employee members of our Board from engaging in transactions to hedge their economic exposure to Company stock, including engaging in, trading in or writing options; buying puts, calls or other derivative securities; or engaging in short selling or similar types of transactions. Further, our insider trading policy prohibits all employees (including our NEOs) and the non-employee members of our Board from holding Company securities in margin accounts or pledging company securities as collateral for a loan.
Under our insider trading policy, certain employees (including our NEOs) and the non-employee members of our Board and any other individuals with access to material non-public information are prohibited from engaging in transactions in Company securities during blackout periods (other than in accordance with a pre-approved Exchange Act Rule 10b5-1 trading plan). Non-employee directors and executive officers are required to pre-clear any transactions in Company securities. Details on Rule 10b5-1 trading plans for our NEOs is provided below under “Executive Compensation—Other Compensation Policies—Trading Plans.”
Trading Plans
We have authorized our executive officers, including our NEOs to enter into trading plans established according to Exchange Act Rule 10b5-1 with an independent broker-dealer. All transactions under the trading plans must be structured so that the NEO adopting the trading plan maintains compliance with any transfer restrictions applicable to them. Once a plan is adopted, the NEO no longer has control over the decision to sell the securities in the plan, unless he amends or terminates the trading plan during a trading window. The purpose of such plans is to enable our NEOs to recognize the value of their compensation and diversify their holdings of our common stock during periods in which the NEO would be unable to sell our common stock because material information about us had not been publicly released. As of the record date, Ms. Webb had an active trading plan.
Compensation Recovery (“Clawback”) Policy
In 2023, we adopted a compensation recovery policy (the “clawback policy”) designed to comply with, and which will be interpreted in a manner consistent with, Section 10D of the Exchange Act and the applicable listing standards of the NYSE. This policy applies to all of our current and former executive officers. The clawback policy provides that, subject to the limited exemptions provided by the NYSE listing standards, if the Company is required to restate its financial results due to material noncompliance with financial reporting requirements under the securities laws, the Company must reasonably promptly seek recovery of any cash- or equity-based incentive compensation (including vested and unvested equity) paid or awarded to the executive officer, to the extent that the compensation (i) was based on a financial reporting measure and (ii) exceeded what would have been paid to the executive officer under the restatement. Recovery applies to any such excess cash- or equity-based incentive compensation received by any covered executive officer while they were an executive officer, during the three completed fiscal years immediately preceding the date on which the Company was required to prepare the restatement. For more information, see the full text of our clawback policy, which is filed as Exhibit 97 to our 2023 Annual Report on Form 10-K.
Compensation Policies and Practices and Our Risk Management
We believe that our compensation policies and practices for all employees, including our NEOs, do not create risks that are reasonably likely to have a material adverse effect on us. Specifically, the compensation committee believes that the balanced utilization of the various elements of our executive compensation program:
•Supports the achievement of revenue growth, earnings and cash performance in variable economic and industry conditions without undue risk; and
•Mitigates the potential to reward risk-taking that may produce short-term results that appear in isolation to be favorable, but that may undermine the successful execution of our long-term business strategy and harm stockholder value.
The compensation committee routinely assesses our compensation policies and practices and takes these risk management considerations into account as part of its review.
Tax and Accounting Considerations
The compensation committee has not adopted a formal policy regarding tax treatment of compensation paid to our NEOs, but does consider all tax implications of potential compensation decisions as a factor in its compensation decisions.
We have not provided any of our executive officers or members of our Board with a “gross-up” or other reimbursement for tax amounts the individual might pay pursuant to Sections 280G and 4999 of the Code or Section 409A of the Code. Section 280G and related Code sections provide that executive officers, directors who hold significant stockholder interests, and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control exceeding certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax. Section 409A also imposes significant taxes on the individual in the event an executive officer, director, or other service provider receives “deferred compensation” not meeting the requirements of Section 409A. Our compensation committee considers the impact of Section 409A of the Code, and in general, our executive plans and programs are designed to comply with the requirements of that section to avoid the possible adverse tax consequences that may arise from non-compliance.
Under Section 162(m), compensation paid to each of the Company’s “covered employees” that exceeds $1 million per taxable year is generally non-deductible. The compensation committee looks at a variety of factors in making its decisions and retains the flexibility to provide compensation to our NEOs in a manner consistent with the goals of the Company’s executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m).
Under ASC 718, the Company is required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record stock-based compensation expense on an ongoing basis according to ASC 718. This compensation expense is also reported in the compensation tables below, even though recipients may never realize any value from their equity awards.

REPORT OF THE COMPENSATION COMMITTEE

The material in this report shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, and/or (iv) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act, except to the extent the Company specifically incorporates it by reference into such filing.
We, as members of the compensation committee of the Board, have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

William Bock (Chair)
Cathleen Benko
Kenneth Y. Hao

EXECUTIVE COMPENSATION TABLES
2023 Summary Compensation Table
The following table provides information regarding the compensation earned in 2021, 2022 and 2023 by our NEOs, which includes our Chief Executive Officer, our Chief Financial Officer, our two other most highly compensated executive officers, as determined by reference to total compensation for 2023, who were serving as executive officers at the end of 2023 and one additional individual for whom disclosure would have been required but for the fact that he was not serving as an executive officer at the end of the last completed fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2)(3) ($)	Non-equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)
Sudhakar Ramakrishna(6)	2023	750,000	—	6,772,653	1,035,000	13,200	8,570,853
President and Chief Executive Officer	2022	750,000	—	9,074,406	—	12,200	9,836,606
	2021	747,159	1,118,836(7)	21,699,121	—	11,600	23,576,716

J. Barton Kalsu	2023	440,000	—	2,184,716	485,760	13,200	3,123,677
Executive Vice President, Chief Financial Officer and Treasurer	2022	440,000	—	3,736,515	—	12,200	4,188,715
	2021	440,000	400,000	4,853,570	—	11,600	5,705,170

Jason W. Bliss	2023	440,000	—	2,184,716	485,760	13,200	3,123,677
Executive Vice President, Chief Administrative Officer and Secretary	2022	436,667	—	3,736,515	—	12,200	4,185,382
	2021	420,000	391,000	4,853,570	—	11,600	5,676,170

Andrea Webb(8)	2023	436,250	—	2,403,185	481,677	13,200	3,334,312
Executive Vice President, Chief Customer Officer	2022	412,500	20,000(9)	4,270,307	—	12,200	4,715,007

Rohini Kasturi(10)	2023	381,250	—	2,184,716	—	58,200	2,624,166
Former Executive Vice President, Chief Product Officer	2022	425,000	—	2,668,931	—	12,200	3,106,131

(1)The amounts reported in this column for 2021 reflect (i) the discretionary annual cash bonus paid in 2021 and (ii) other than with respect to our CEO, bonuses paid for efforts in support of the potential spin-off of N-able, Inc.
(2)The amounts reported in this column for 2023 and 2022 reflect the aggregate grant date fair value of the PSU awards and RSU awards granted in February 2023 and March 2022, respectively, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”) as further described in Note 11 to the Consolidated Financial Statements in our 2023 Annual Report on Form 10-K. The amounts reported in this column for 2021 reflect (i) the aggregate grant date fair value of the RSU awards granted in January 2021 (in the case of our CEO) and in March 2021 and (ii) the incremental fair value of the RSU awards adjusted in connection with the special cash dividend paid in August 2021.
(3)The table below presents the aggregate grant date fair value of the PSU awards for the periods presented assuming achievement at the maximum level:

Name and Principal Position	Year	PSU Awards at Maximum Level ($)
Sudhakar Ramakrishna	2023	6,772,653
President and Chief Executive Officer	2022	9,608,198
	2021	—

J. Barton Kalsu	2023	2,184,716
Executive Vice President, Chief Financial Officer and Treasurer	2022	3,736,515
	2021	—

Jason W. Bliss	2023	2,184,716
Executive Vice President, Chief Administrative Officer and Secretary	2022	3,736,515
	2021	—

Andrea Webb	2023	2,403,185
Executive Vice President, Chief Customer Officer	2022	4,270,307

Rohini Kasturi	2023	2,184,716
Former Executive Vice President, Chief Product Officer	2022	2,668,931

(4)For 2022, each NEO agreed to forgo any non-equity incentive plan compensation payment.
(5)Consists of employer contribution to each NEO’s Section 401(k) retirement savings plan account. In addition, for Mr. Kasturi in 2023, includes amounts earned for consulting services rendered pursuant to his independent contractor agreement. For additional information, see “Compensation Discussion and Analysis—Executive Departure”.
(6)Mr. Ramakrishna joined the Company as Chief Executive Officer on January 4, 2021.
(7)Includes the sign on bonus of $375,000 received pursuant to our CEO’s employment agreement.
(8)Ms. Webb was not an NEO prior to 2022.
(9)Represents a spot bonus paid to Ms. Webb in February 2022 prior to her promotion to EVP, Chief Customer Officer, in recognition of her outstanding service and ongoing contributions.
(10)Mr. Kasturi resigned as our EVP, Chief Product Officer effective November 15, 2023. Mr. Kasturi was not an NEO prior to 2022.

2023 Grants of Plan-Based Awards Table
The following table provides information regarding grants of plan-based cash and equity awards to each of our NEOs in 2023.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Sudhakar Ramakrishna		375,000	750,000	1,500,000
	2/21/2023							381,773	3,386,327	(3)
	2/21/2023					381,773	763,546		3,386,327	(4)

J. Barton Kalsu		176,000	352,000	704,000
	2/21/2023							123,152	1,092,358	(3)
	2/21/2023					123,152	246,304		1,092,358	(4)

Jason Bliss		176,000	352,000	704,000
	2/21/2023							123,152	1,092,358	(3)
	2/21/2023					123,152	246,304		1,092,358	(4)

Andrea Webb		174,521	349,041	698,082
	2/21/2023							123,152	1,092,358	(3)
	2/21/2023							12,315	109,234	(3)
	2/21/2023					123,152	246,304		1,092,358	(4)
	2/21/2023					12,315	24,630		109,234	(4)

Rohini Kasturi		174,521	349,041	698,082
	2/21/2023							123,152	1,092,358	(3)
	2/21/2023					123,152	246,304		1,092,358	(4)

(1)Represents the formulaic annual cash bonus under the 2023 Incentive Plan. For a detailed discussion of the performance metrics, weighting and potential payouts under the 2023 Incentive Plan, see above under the caption “Executive Compensation—Compensation Discussion and Analysis—Elements of Our Executive Compensation Program—Annual Cash Incentives.”
(2)Consists of the number of shares potentially issuable based on the achievement of performance criteria under PSU awards granted under our 2018 Plan. See above under the caption “Executive Compensation—Compensation Discussion and Analysis—Elements of Our Executive Compensation Program—Long-Term Incentive Compensation—February 2023 Annual Equity Awards” for additional information.
(3)Amount represents the aggregate grant date fair value of RSU awards granted in accordance with ASC Topic 718.
(4)Amount represents the aggregate grant date fair value of PSU awards granted in accordance with ASC Topic 718.
Narrative Disclosure to 2023 Summary Compensation Table and 2023 Grants of Plan-Based Awards Table
The material terms of our NEOs’ compensation for the fiscal year ended December 31, 2023, including base salaries, discretionary cash bonuses and other awards and benefits, are described under “Executive Compensation—Compensation Discussion and Analysis—Elements of our Executive Compensation Program.”

2023 Outstanding Equity Awards at Fiscal Year End Table
The following table sets forth information regarding outstanding stock awards held by our NEOs at December 31, 2023.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units That Have Not Vested ($)
Sudhakar Ramakrishna	241,290	(3)	3,013,712
	113,573	(4)	1,418,527
	169,397	(5)	2,115,769
	141,171	(6)	1,763,226
	310,191	(7)	3,874,286
	668,103	(8)	8,344,603
J. Barton Kalsu	5,025	(9)	62,762
	73,010	(4)	911,895
	74,111	(5)	925,646
	54,900	(6)	685,701
	100,061	(7)	1,249,762
	215,516	(8)	2,691,795
Jason Bliss	4,825	(9)	60,264
	73,010	(4)	911,895
	74,111	(5)	925,646
	54,900	(6)	685,701
	100,061	(7)	1,249,762
	215,516	(8)	2,691,795
Andrea Webb	1,316	(9)	16,437
	20,278	(4)	253,272
	84,699	(5)	1,057,891
	62,743	(6)	783,660
	100,061	(7)	1,249,762
	10,006	(7)	124,975
	215,516	(8)	2,691,795
	21,551	(8)	269,175
Rohini Kasturi(10)	82,740	(11)	1,033,423
	52,936	(5)	661,171
	39,214	(6)	489,783
	100,061	(7)	1,249,762
________________
(1)The stock awards reported in this column represent the unvested portion of outstanding RSU awards subject to time-based vesting conditions.
(2)Calculated based on the closing price of our common stock on the NYSE on December 31, 2023, which was $12.49 per share.

(3)Represents RSUs that vest 6.25% per quarter through January 4, 2025 on the respective quarterly vesting dates of April 4, July 4, October 4 and January 4, in each case subject to continued service through each applicable vesting date.
(4)Represents RSUs that vest 6.25% per quarter through February 15, 2025 on the respective quarterly vesting dates of May 15, August 15, November 15, and February 15, in each case subject to continued service through each applicable vesting date.
(5)Represents RSUs that vest 6.25% per quarter through February 15, 2026 on the respective quarterly vesting dates of May 15, August 15, November 15, and February 15, in each case subject to continued service through each applicable vesting date.
(6)Represents PSU awards previously earned upon achievement of 2022 performance targets that vest 8.33% per quarter through February 15, 2025 on the respective quarterly vesting dates of May 15, August 15, November 15, and February 15, in each case subject to continued service through each applicable vesting date.
(7)Represents RSUs that vest 6.25% per quarter through February 15, 2027 on the respective quarterly vesting dates of May 15, August 15, November 15, and February 15, in each case subject to continued service through each applicable vesting date.
(8)Represents PSU awards earned as of December 31, 2023 based on achievement of 2023 performance targets. Earned PSUs vest one-third on the date that our compensation committee certifies that the applicable performance measures have been achieved and the remaining two-thirds vest in equal installments per quarter over the following eight quarters, subject to continued employment through each applicable vesting date. For a detailed discussion of these PSU awards, see above under the caption “Executive Compensation—Compensation Discussion and Analysis—Elements of Our Executive Compensation Program—Long-Term Incentive Compensation—February 2023 Annual Equity Awards.”
(9)Represents RSUs that vest on February 15, 2024, subject to continued service through the vesting date.
(10)Pursuant to the terms of Mr. Kasturi’s independent contractor agreement, Mr. Kasturi continued to vest in his outstanding equity awards while providing services to the Company.
(11)Represents RSUs that vest 50% on February 15, 2024 and 50% on February 15, 2025, subject to continued service through each applicable vesting date.
2023 Option Exercises and Stock Vested Table
The following table presents certain information regarding RSU and PSU awards held by our NEOs that vested in 2023. The value realized upon the vesting of the RSU and PSU awards was based on the closing market price of our common stock on the date of vesting multiplied by the number of shares for which such awards were settled and includes the value of shares withheld to satisfy the NEO’s tax obligations in connection with the vesting event. Our NEOs did not exercise any stock options in 2023.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Sudhakar Ramakrishna	684,846	6,782,344
J. Barton Kalsu	272,651	2,771,257
Jason W. Bliss	270,384	2,747,691
Andrea Webb	207,612	2,084,963
Rohini Kasturi	160,529	1,622,358
Potential Payments upon Termination or Change in Control
We have entered into employment agreements with each of our NEOs that provide for specific payments and benefits in the event of the termination of his or her employment. The following description of these payments and benefits are intended as a summary only and are qualified in their entirety by reference to the employment agreements that are filed as exhibits to our 2023 Annual Report on Form 10-K. Each defined term set forth in the following summary is defined in the applicable employment agreement. The severance payments and benefits described below are contingent on the NEO signing a general release of claims in favor of the Company and subject to his or her compliance with certain confidentiality, non-compete and non-solicitation obligations.
In the event that the employment of our CEO is terminated as a result of his death or disability, his beneficiaries will receive accelerated vesting of his unvested RSU awards with time-based vesting conditions and (including PSU awards for which the performance criteria has already been achieved).
In the event that the employment of our CEO is terminated other than for Cause, and not as a result of his death or disability, or is terminated as a result of a Constructive Termination, he will be entitled to:
•a lump-sum cash severance payment equivalent to 18 months of his then-current base salary;
•reimbursement of his and his dependents’ health and dental care continuation premiums for 18 months; and
•any earned but unpaid bonus payments for the year in which the termination occurs, on a pro rata basis, based on the level at which the Board determines that the applicable performance objectives are reasonably likely to be satisfied; and
•accelerated vesting of his unvested RSU awards with time-based vesting conditions (including PSU awards for which the performance criteria have already been achieved) with respect to the portion of such awards that would have vested during the 12-month period following such termination of employment.
In the event of a Change of Control of the Company, each performance target of our CEO’s outstanding PSU awards will be deemed to have been achieved at their target level, and the PSU award will thereafter be subject only to time-based vesting based upon the following schedule: (i) 25% on the first anniversary of the grant date and (ii) 6.25% on each quarterly anniversary thereafter.
If we terminate his employment without Cause or in the event of a Constructive Termination during the three-month period prior to, or the 12-month period after a Change of Control, our CEO will be eligible to receive:
•cash severance equal to 24 months of his then-current base salary;
•100% of the target annual bonus for the year in which any termination of employment occurs;
•reimbursement of his and his dependents’ health and dental care continuation premiums for 24 months; and
•all of his unvested equity awards will become vested in full as of the date of such termination, assuming achievement at target levels in the case of PSU awards.
Additionally, if our CEO’s equity awards would otherwise be cancelled and not replaced or substituted for in connection with a Change of Control, then to the extent not replaced or substituted for in connection with the Change of Control, such cancelled awards shall accelerate in full immediately prior to the effective date of such Change of Control.
In the event that the employment of Messrs. Kalsu or Bliss or Ms. Webb is terminated other than for Cause and not as a result of death or disability, such NEO will be entitled to:
•a lump-sum cash severance payment equivalent to 12 months of his or her then-current base salary;
•with respect to Messrs. Kalsu or Bliss, reimbursement of his and his dependents’ health and dental care continuation premiums for 12 months;
•with respect to Ms. Webb, reimbursement of her and her dependents’ health and dental care continuation premiums for 18 months; and
•any earned but unpaid bonus payments.
In the event that the employment of Messrs. Kalsu or Bliss or Ms. Webb is terminated other than for cause, or as a result of a constructive termination of employment, during the 12-month period after a Change in Control of the Company, such NEO will be entitled to the payments and benefits described above and immediate and full vesting of all of his or her outstanding and unvested equity awards as of the date of such termination of employment assuming achievement at target levels in the case of PSU awards. Ms. Webb will also be entitled to receive an additional lump-sum cash severance payment equivalent to three months of her then-current base salary.
Mr. Kasturi resigned from the Company effective November 15, 2023 and in connection therewith, was entitled only to any earned but unpaid base salary or bonus and therefore Mr. Kasturi did not receive any payment of his 2023 annual cash incentive award opportunity upon his resignation and would not have been eligible to receive any severance compensation assuming a December 31, 2023 termination of employment. See “Compensation Discussion and Analysis—Executive Departure” for additional information.
The following table sets forth the estimated amount of compensation or other benefits potentially payable to each of our incumbent NEOs in the event of a termination of employment and/or a change in control of the Company in various scenarios, as if such termination of employment had occurred on December 31, 2023. Actual amounts to be paid can only be determined at the time of such NEO’s actual termination of employment.

				Termination without Change in Control		Termination upon Change in Control
	Death ($)	For Cause / Voluntary Termination / Disability ($)	Change of Control ($)	Other than For Cause Termination ($)	Constructive Termination ($)	Other than For Cause Termination ($)	Constructive Termination ($)
Sudhakar Ramakrishna
Cash Severance(1)	—	—	—	1,125,000	1,125,000	1,500,000	1,500,000
Bonus(2)	750,000	—	—	750,000	750,000	750,000	750,000
Medical Benefits(3)	—	—	—	35,906	35,906	47,875	47,875
Equity Acceleration(4)	12,185,519	12,185,519	—	9,870,210	9,870,210	16,953,864	16,953,864
Estimated Total	12,935,519	12,185,519	—	11,781,116	11,781,116	19,251,739	19,251,739

J. Barton Kalsu
Cash Severance(1)	—	—	—	440,000	—	440,000	440,000
Bonus(2)	352,000	—	—	352,000	—	352,000	352,000
Medical Benefits(3)	—	—	—	23,937	—	23,937	23,937
Equity Acceleration(4)	—	—	—	—	—	5,373,935	5,373,935
Estimated Total	352,000	—	—	815,938	—	6,189,872	6,189,872

Jason W. Bliss
Cash Severance(1)	—	—	—	440,000	—	440,000	440,000
Bonus(2)	352,000	—	—	352,000	—	352,000	352,000
Medical Benefits(3)	—	—	—	23,937	—	23,937	23,937
Equity Acceleration(4)	—	—	—	—	—	5,371,437	5,371,437
Estimated Total	352,000	—	—	815,938	—	6,187,375	6,187,375

Andrea Webb
Cash Severance(1)	—	—	—	440,000	—	550,000	550,000
Bonus(2)	349,041	—	—	349,041	—	349,041	349,041
Medical Benefits(3)	—	—	—	25,061	—	33,414	33,414
Equity Acceleration(4)	—	—	—	—	—	5,177,979	5,177,979
Estimated Total	349,041	—	—	814,102	—	6,110,435	6,110,435

(1)This amount represents the lump sum cash severance amount payable under our employment agreements with our NEOs based on base salary as of December 31, 2023.
(2)This amount represents the target amounts eligible to be earned under the 2023 Incentive Plan. For additional information, see above under the caption “Executive Compensation—Compensation Discussion and Analysis—Elements of Our Executive Compensation Program—Annual Cash Incentives.”

(3)Calculated based on the premiums payable to elect benefit continuation coverage by the NEO pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, (“COBRA”) for the applicable continuation period, and for the actual level of group medical, dental and vision coverage in effect as of December 31, 2023.
(4)For Mr. Ramakrishna, the amounts set forth in the “death” and “disability” columns include the deemed acceleration of the portion of all outstanding unvested shares of RSU and PSU awards for which the performance criteria has been achieved as of December 31, 2023 calculated based on the closing price of our common stock as listed on the NYSE on December 31, 2023, which was $12.49 per share. For Mr. Ramakrishna, the amounts set forth in the “Termination Without Change in Control” columns include the deemed acceleration of the portion of all outstanding unvested shares of restricted stock, RSU awards and PSU awards (at target) that would have vested during the 12-month period following such termination of employment, held by Mr. Ramakrishna as of December 31, 2023 calculated based on the closing market price of our common stock as listed on the NYSE on December 31, 2023, which was $12.49 per share. For the NEOs (including Mr. Ramakrishna), the amounts set forth in the “Termination Upon Change in Control” columns include the deemed full acceleration of all outstanding unvested shares of restricted stock, RSU awards and PSU awards (at target) held by the NEO as of December 31, 2023 calculated based on the closing market price of our common stock as listed on the NYSE on December 31, 2023, which was $12.49 per share.

CEO Pay Ratio
As required by Item 402(u) of Regulation S-K, we are disclosing the following information about the relationship of the median of the annual total compensation of all our employees, excluding our CEO, and the annual total compensation of Mr. Ramakrishna, our CEO, as of December 31, 2023.
CEO Pay Ratio for 2023
•The median of the annual total compensation of all our employees, excluding our CEO, was $71,728;
•The annual total compensation of our CEO, using the data set forth in the “Total” column of the 2023 Summary Compensation Table was $8,570,853; and
•The ratio of the annual total compensation of our CEO to the median of the annual total compensation of all our employees was 119 to 1.
This ratio is a reasonable estimate calculated in a manner consistent with SEC rules.
Methodology
For fiscal 2023, we calculated the CEO pay ratio using the same median employee that we used to calculate the pay ratio in fiscal 2022. We believe there has been no significant change in our compensation practices or to our employee population during fiscal 2023 that would require us to identify a new median employee.
The methodology used to identify the employee with compensation at the median of the annual total compensation of all our employees for fiscal 2022 was based on the following:
Our median employee was identified from all full-time, part-time, seasonal and temporary employees as of December 31, 2022, the last day of our fiscal year (other than our CEO). A consistent compensation measure was applied to all employees, which was the sum of the following amounts: (i) salary or gross wages paid for 2022 and (ii) bonuses and cash incentives payable for 2022 (excluding allowances, relocation payments, and profit-sharing). Amounts under items (i) and (ii) above were annualized for any permanent employees who commenced work during 2022. We selected the foregoing compensation elements because they represented our principal broad-based compensation elements. Payments not made in U.S. dollars were converted to U.S. dollars using the foreign exchange rates in effect as of December 31, 2022.
Calculation
We reviewed the fiscal 2023 compensation for the median employee identified in last year’s analysis and concluded that there was no significant change and, per SEC rules, can maintain the same median employee for the fiscal 2023 CEO pay ratio disclosure. We calculated annual total compensation for the median employee according to the methodology used to report the annual compensation of our named executive officers in the 2023 Summary Compensation Table.
The pay ratio above is a reasonable estimate calculated in a manner consistent with the SEC rules. The SEC rules allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their employee population and compensation practices, therefore the pay ratio reported by other companies may not be comparable to our pay ratio. As explained by the SEC when it adopted these rules, the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay ratio disclosures.
Pay versus Performance
The compensation committee approves and administers our executive compensation program, to align executive compensation with stockholder interests by linking pay to performance. Our overall executive compensation program includes a mix of short-term and long-term components through our annual incentive plan. Our emphasis on incentive compensation results in higher total realized pay when our stock price appreciates. Conversely, declines in our stock price result in lower realized pay, including the possibility that some awards pay zero at the end of their performance period.
As required by Item 402(v) of Regulation S-K, we are providing the following information about the relationship between the compensation actually paid to our NEOs and certain aspects of our financial performance. For further information concerning our pay for performance philosophy and how our executive compensation aligns with our performance, please refer to “Executive Compensation – Compensation Discussion and Analysis.”

Year (a)	Summary Compensation Table Total for PEO (b)(1)(2)	Compensation Actually Paid to PEO (c)(3)	Average Summary Compensation Table Total for Non-PEO NEOs (d)(1)(2)	Average Compensation Actually Paid to Non-PEO NEOs (e)(4)	Value of Initial Fixed $100 Investment Based on:		Net Income (Loss) (h)(7)	Company-Selected Measure: Revenue (i)(8)
					Total Shareholder Return (f)(5)	Peer Group Total Shareholder Return (g)(6)

							(in thousands)
2023	$8,570,853	$13,736,333	$3,051,458	$4,358,810	$51	$211	$(9,109)	$758,740
2022	9,836,606	2,854,125	4,048,809	1,835,658	38	135	(929,413)	719,367
2021	23,576,716	17,991,135	4,482,514	1,644,792	57	190	(51,408)	718,632
2020	25,488,862	2,386,691	7,907,678	3,883,965	81	142	158,475	716,770
________________
(1)Sudhakar Ramakrishna served as our Principal Executive Officer (“PEO”) for the entirety of 2021, 2022 and 2023 and Kevin B. Thompson served as our PEO for the entirety of 2020. Our Non-PEO NEOs for each covered fiscal year were as follows:
•2023: J. Barton Kalsu, Jason W. Bliss, Rohini Kasturi, Andrea Webb
•2022: J. Barton Kalsu, Jason W. Bliss, Rohini Kasturi, Andrea Webb
•2021: J. Barton Kalsu, David Gardiner, Jason W. Bliss, John Pagliuca
•2020: J. Barton Kalsu, David Gardiner, Jason W. Bliss, John Pagliuca, Woong Joseph Kim
(2)The dollar amounts reported in columns (b) and (d) represent (i) the total compensation reported in the Summary Compensation Table for the applicable fiscal year in the case of Sudhakar Ramakrishna and Kevin B. Thompson and (ii) the average of the total compensation reported in the Summary Compensation Table for the applicable fiscal year for our Non-PEO NEOs as a group.
(3)The dollar amounts reported in column (c) represent the “compensation actually paid” to Sudhakar Ramakrishna and Kevin B. Thompson, as calculated in accordance with Item 402(v) of Regulation S-K for each covered fiscal year. The dollar amounts do not reflect the actual amount of compensation earned or received by or paid to each of our PEOs during the applicable fiscal year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to our PEOs’ total compensation for each covered fiscal year to determine the “compensation actually paid” to each such PEO for such year.

PEO			K. Thompson	S. Ramakrishna
			2020	2021	2022	2023
	Summary Compensation Table - Total Compensation	(a)	$25,488,862	$23,576,716	$9,836,606	$8,570,853
—	Grant Date Fair Value of Stock Awards and Option Awards Granted in Fiscal Year	(b)	23,902,462	21,699,121	9,074,406	6,772,653
+	Fair Value at Fiscal Year End of Outstanding and Unvested Stock Awards and Option Awards Granted in Fiscal Year	(c)	—	16,113,540	5,989,876	8,642,630
+	Change in Fair Value of Outstanding and Unvested Stock Awards and Option Awards Granted in Prior Fiscal Years	(d)	(94,946)	—	(3,085,167)	2,082,799
+	Fair Value at Vesting of Stock Awards and Option Awards Granted in Fiscal Year That Vested During Fiscal Year	(e)	3,149,427	—	—	746,841
+	Change in Fair Value as of Vesting Date of Stock Awards and Option Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(f)	(2,254,190)	—	(812,783)	465,863
—	Fair Value as of Prior Fiscal Year End of Stock Awards and Option Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	(g)	—	—	—	—
=	Compensation Actually Paid		$2,386,691	$17,991,135	$2,854,125	$13,736,333

(a)    Represents Total Compensation as reported in the Summary Compensation Table for the indicated fiscal year.
(b)    Represents the aggregate grant date fair value of the stock awards granted to Sudhakar Ramakrishna or Kevin B. Thompson, as applicable, during the indicated fiscal year, computed in accordance with FASB ASC Topic 718. Amounts shown are the amounts reported in the Summary Compensation Table. The grant date fair value for 2021 reflects the new hire CEO compensation package of Sudhakar Ramakrishna.
(c)    Represents the aggregate fair value as of the indicated fiscal year-end of Sudhakar Ramakrishna’s or Kevin B. Thompson’s, as applicable, outstanding and unvested stock awards granted during such fiscal year, computed in accordance with FASB ASC Topic 718.
(d)    Represents the aggregate change in fair value during the indicated fiscal year (from the end of the prior fiscal year) of the outstanding and unvested stock awards held by Sudhakar Ramakrishna or Kevin B. Thompson, as applicable, as of the last day of the indicated fiscal year granted in any prior fiscal year, computed in accordance with FASB ASC Topic 718.
(e)    Represents the fair value as of the vesting of the stock awards granted to Sudhakar Ramakrishna or Kevin B. Thompson, as applicable, that were granted and vested in the same indicated fiscal year, as computed in accordance with FASB ASC Topic 718.
(f)    Represents the aggregate change in fair value, measured from the prior fiscal year-end to the vesting date, of each stock award held by Sudhakar Ramakrishna or Kevin B. Thompson, as applicable, that was granted in a prior fiscal year and which satisfied all applicable vesting conditions during the indicated fiscal year, computed in accordance with FASB ASC Topic 718.

(g)    Represents the aggregate fair value as of the last day of the prior fiscal year of each stock award held by Sudhakar Ramakrishna or Kevin B. Thompson, as applicable, that was granted in a prior fiscal year and which failed to meet the applicable vesting conditions in the indicated fiscal year, computed in accordance with FASB ASC Topic 718.
Modifications to Equity Awards
In 2021 and 2020 modifications were made to the annual equity awards to account for uncertainty in our business from external factors, each of which are referenced in the “Executive Compensation—Compensation Discussion and Analysis” section of our proxy statement for the applicable year.
In June 2020, as a result of the impacts of the COVID-19 pandemic, the compensation committee made modifications to outstanding equity awards to remove the performance-based conditions of outstanding equity awards such that the awards would be subject solely to time-based vesting schedules. The Company recognized incremental fair value on the date of such modifications.
In July 2021, connection with the spin-off of the N-able business in all of our outstanding equity awards were equitably adjusted, to reflect the impact of the spin-off and preserve the value of the awards. Outstanding SolarWinds RSUs were adjusted by a conversion ratio of 1.5744 per 1 RSU then held. Although the spin-off adjustment was a modification for accounting purposes, it did not result in the recognition of any incremental fair value on the date of the modification. Effective as of July 30, 2021, we effected a reverse stock split of the issued and outstanding shares of our common stock, at a ratio of one share for two shares. Pursuant to the 2018 Plan, all outstanding equity awards were adjusted to give effect to such reverse split. On July 30, 2021, our Board declared a special cash dividend of $1.50 per share which was paid on August 24, 2021 to stockholders of record at the close of business on August 9, 2021. In connection with the special dividend and in accordance with the terms of the 2018 Plan, all outstanding equity awards were equitably adjusted to reflect the impact of the special dividend and preserve the value of the awards. Outstanding RSUs awards were adjusted by a conversion ratio of 1.0862 per 1 RSU then held. The Company recognized incremental fair value on the date of the special dividend adjustment.

(4)The dollar amounts reported in column (e) represent the “compensation actually paid” to our Non-PEO NEOs as a group, as calculated in accordance with Item 402(v) of Regulation S-K for each covered fiscal year. The dollar amounts do not reflect the actual amount of compensation earned or received by or paid to Non-PEO NEOs as a group during the applicable fiscal year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the total compensation of our NEOs as a group for each covered fiscal year to determine the average “compensation actually paid” to our NEOs for such year:

Non-PEO NEO Average
			2020	2021	2022	2023
	Summary Compensation Table - Total Compensation	(a)	$7,907,678	$4,482,514	$4,048,809	$3,051,458
—	Grant Date Fair Value of Stock Awards and Option Awards Granted in Fiscal Year	(b)	7,151,877	3,775,015	3,603,067	2,239,333
+	Fair Value at Fiscal Year End of Outstanding and Unvested Stock Awards and Option Awards Granted in Fiscal Year	(c)	3,895,246	2,937,742	2,378,329	2,473,086
+	Change in Fair Value of Outstanding and Unvested Stock Awards and Option Awards Granted in Prior Fiscal Years	(d)	(609,634)	(2,110,807)	(749,254)	596,768
+	Fair Value at Vesting of Stock Awards and Option Awards Granted in Fiscal Year That Vested During Fiscal Year	(e)	—	—	—	246,939
+	Change in Fair Value as of Vesting Date of Stock Awards and Option Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(f)	(157,448)	110,360	(239,159)	229,893
—	Fair Value as of Prior Fiscal Year End of Stock Awards and Option Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	(g)	—	—	—	—
=	Compensation Actually Paid		$3,883,965	$1,644,792	$1,835,658	$4,358,810

See note (1) above for the NEOs included in the average for each applicable covered fiscal year.

(a)    Represents the average Total Compensation as reported in the Summary Compensation Table for our Non-PEO NEOs as a group in the indicated fiscal year.
(b)    Represents the average aggregate grant date fair value of the stock awards and option awards granted to our Non-PEO NEOs as a group during the indicated fiscal year, computed in accordance with FASB ASC Topic 718. Amounts shown are the amounts reported in the Summary Compensation Table.
(c)    Represents the average aggregate fair value as of the indicated fiscal year-end of the outstanding and unvested stock awards and option awards of our Non-PEOs NEOs as a group granted during such fiscal year, computed in accordance with FASB ASC Topic 718.
(d)    Represents the average aggregate change in fair value during the indicated fiscal year (from the end of the prior fiscal year) of the outstanding and unvested stock awards and option awards held by our Non-PEO NEOs as a group as of the last day of the indicated fiscal year granted in any prior fiscal year, computed in accordance with FASB ASC Topic 718.
(e)    Represents the average aggregate fair value as of the vesting of the stock awards and option awards that were granted to our Non-PEO NEOs as a group that were granted and vested in the same indicated fiscal year, computed in accordance with FASB ASC Topic 718.

(f)    Represents the average aggregate change in fair value, measured from the prior fiscal year-end to the vesting date, of each stock award and option award held by our Non-PEO NEOs as a group that was granted in a prior fiscal year and which satisfied all applicable vesting conditions during the indicated fiscal year, computed in accordance with FASB ASC Topic 718.
(g)    Represents the average aggregate fair value as of the last day of the prior fiscal year of the stock awards and option awards held by our Non-PEO NEOs as a group that were granted in a prior fiscal year and which failed to meet the applicable vesting conditions in the indicated fiscal year, computed in accordance with FASB ASC Topic 718.

(5)Pursuant to Item 402(v) of Regulation S-K, the comparison assumes $100 was invested in our common stock on December 31, 2019, using the closing stock price of the end of the day. Cumulative total stockholder return “TSR” is calculated by dividing the sum of the cumulative amount of dividends during the measurement period, assuming dividend reinvestment, and the difference between our share price at the end of the applicable measurement period and the beginning of the measurement period (December 31, 2019) by our share price at the beginning of the measurement period.
(6)The TSR Peer Group reflects an assumed $100 investment in the S&P 500 Information Technology Index consistent with the time frame that SolarWinds’ TSR is measured.
(7)The dollar amounts reported represent the amount of GAAP net income (loss) reflected in our audited financial statements for each covered fiscal year.
(8)The Company’s revenue is a key driver of the Company’s performance and stockholder value creation and represented 50% of our corporate performance component of our 2023 Incentive Plan and is also a performance component for vesting of our 2023 PSUs. The other 50% of the corporate performance of our 2023 Incentive Plan was based on adjusted EBITDA.

Financial Performance Measures
As described in greater detail in “Executive Compensation—Compensation Discussion and Analysis,” our executive compensation program is designed to reflect our variable “pay-for-performance” philosophy. The performance measures that we use for both our short-term and long-term incentive award programs are selected based on an objective of incentivizing our PEO and our other NEOs to increase the value of our enterprise for our stockholders. The most important financial performance measures used by us to link executive compensation actually paid to our PEO and our other NEOs, for the most recently completed fiscal year, to our performance, listed in no particular order, are as follows:
•Revenue
•Adjusted EBITDA
•Subscription Annual Recurring Revenue
Additional information about each of these performance measures and the role of our performance in each of these measures in determining our executive compensation are discussed in greater detail in “Executive Compensation—Compensation Discussion and Analysis.”
Relationship Between Pay and Performance
We believe “compensation actually paid” over 2020, 2021, 2022 and 2023 are reflective of the compensation committee’s emphasis on aligning pay and performance given the movement in “compensation actually paid”. The following charts illustrate the relationship between pay and performance, in accordance with Item 402(v) of Regulation S-K:

Relationship Between Compensation Paid to the PEO and Average Other NEOs and the Company’s Cumulative TSR
Our PEO’s “compensation actually paid” was generally impacted by our TSR performance, given the leverage of our compensation program towards equity compensation. However, “compensation actually paid” to our PEO for 2021 was anomalously greater as a result of one-time new hire equity awards granted to Sudhakar Ramakrishna. The average “compensation actually paid” for our other NEOs was also similarly impacted by our TSR performance.

Relationship Between Compensation Paid to the PEO and Average Other NEOs and the Company’s Net Income (Loss)
We do not use GAAP or non-GAAP net income (loss) as a financial performance measure in our overall executive compensation program. Please refer to our 2203 Annual Report for further information on our net income.

Relationship Between Compensation Paid to the PEO and Average Other NEOs and the Company’s Revenue
As described further above, revenue is a key driver of the Company’s performance and stockholder value creation and represented an important part of the corporate performance component of our 2023 Incentive Plan (50% of the overall plan payout) and is a performance component for vesting of our 2023 PSUs.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Except as described below, since January 1, 2023, there have not been any transactions, nor are there any currently proposed transactions, in which we have been or are to be a participant, where the amount involved exceeded $120,000, and in which any related person had or will have a direct or indirect material interest other than the compensation arrangements described under “Executive Compensation” and “Director Compensation.” From time to time in the ordinary course of business we engage in arms-length transactions with other portfolio companies of our Sponsors or other companies in which members of our Board or our executive officers have professional relationships.

Spin-Off Agreements
In connection with the completion of the Spin-Off of N-able on July 19, 2021, the Company entered into several agreements with N-able that, among other things, provide a framework for the Company’s relationship with N-able after the Spin-Off. In addition, William Bock and Michael Widmann, two members of our Board, are members of the board of directors of N-able. The following summarizes some of the most significant agreements and relationships that the Company continues to have with N‑able.
Separation and Distribution Agreement
The separation and distribution agreement sets forth the Company's agreements with N-able regarding the principal actions taken in connection with the Spin-Off. It also sets forth other agreements that govern aspects of the Company's relationship with N-able following the Spin-Off, including (i) the manner in which legal matters and claims are allocated and certain liabilities are shared between the Company and N-able; (ii) other matters including transfers of assets and liabilities, treatment or termination of intercompany arrangements and the settlement or extinguishment of certain liabilities and other obligations between N-able and the Company; and (iii) mutual indemnification clauses. The separation and distribution agreement also provides that the Company will be liable and obligated to indemnify N-able for all liabilities based upon, arising out of, or relating to the Cyber Incident other than certain specified expenses for which N-able will be responsible. The term of the separation agreement is indefinite and it may only be terminated with the prior written consent of both SolarWinds and N-able.
Tax Matters Agreement
The Company and N-able entered into a tax matters agreement that governs the parties’ respective rights, responsibilities and obligations with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and other matters regarding taxes.
Software OEM Agreements
The Company and N-able entered into software OEM agreements pursuant to which the Company granted to N-able, and N-able granted to the Company, a non-exclusive and royalty-bearing license to market, advertise, distribute and sublicense certain SolarWinds and N-able software products, respectively, to customers on a worldwide basis. Each agreement has a two year term renewable at the option of the parties for an additional one year term and may be terminated by the applicable licensor in certain instances.
Employee Matters Agreement
The Company and N-able entered into an employee matters agreement that governs SolarWinds’ and N-able's compensation and employee benefit obligations with respect to the employees and other service providers of each company, and generally allocated liabilities and responsibilities relating to employment matters and employee compensation and benefit plans and programs.
Intellectual Property Matters Agreement
The Company and N-able entered into an intellectual property matters agreement pursuant to which each party granted to the other party a generally irrevocable, non-exclusive, worldwide, and royalty-free license to use certain intellectual property rights retained by the other party. Under the intellectual property matters agreement, the term for the licensed or sublicensed know-how is perpetual and the term for each licensed or sublicensed patent is until expiration of the last valid claim of such patent. The intellectual property matters agreement will terminate only if SolarWinds and N-able agree in writing to terminate it.
Trademark License Agreement
The Company and N-able entered into a trademark license agreement pursuant to which the Company granted to N-able a generally limited, worldwide, non-exclusive and royalty-free license to use certain trademarks retained by the Company that were used by us in the conduct of our business prior to the Spin-Off. The trademark agreement will terminate once N-able ceases to use all of the licensed trademarks.
Software Cross License Agreement
The Company and N-able entered into a software cross license agreement pursuant to which each party granted to the other party a generally perpetual, irrevocable, non-exclusive, worldwide and, subject to certain exceptions, royalty-free license to certain software libraries and internal tools for limited uses. The term of the software cross license agreement will be perpetual unless SolarWinds and N-able agree in writing to terminate the agreement.
Registration Rights
We entered into a registration rights agreement dated February 5, 2016, with the Sponsors and other stockholders named therein, or registration rights agreement. The following description of the terms of the registration rights agreement is intended as a summary only and is qualified by reference to the registration rights agreement filed as an exhibit to our 2023 Annual Report on Form 10-K.
Demand Registration Rights
Pursuant to the registration rights agreement, the holders of a majority of the outstanding Registrable Securities (as defined therein, and which term includes shares of our common stock held by the Silver Lake Funds and the Thoma Bravo Funds), or the Initiating Holders, are entitled to request an unlimited number of Demand Registrations (as defined therein), so long as a registration under the registration rights agreement was not effected in the preceding 90 days. The holders of Registrable Securities are also entitled to certain shelf registration rights.
Piggyback Registration Rights
If at any time we propose to register the offer and sale of shares of our common stock under the Securities Act (other than pursuant to a Demand Registration or a Shelf Registration under the registration rights agreement or a registration on Form S-4, Form S-8 or any successor form), then we must notify the holders of Registrable Securities of such proposal to allow them to include a specified number of their shares of our common stock in such registration, subject to certain marketing and other limitations.
Restrictions
Pursuant to the registration rights agreement, we have agreed to not publicly sell or distribute any securities during the period beginning on the date of the notice of the requested demand registration and ending 90 days after the first effective date of any underwritten registration effected pursuant to the registrations described below (except pursuant to registrations on Form S-4, Form S-8 or any successor form).
Stockholders’ Agreement
We are party to an amended and restated stockholders’ agreement, as amended, or the stockholders’ agreement, with the Sponsors, as well as other investors named therein. The stockholders’ agreement, as further described below, contains specific rights, obligations and agreements of these parties as owners of our common stock. In addition, the stockholders’ agreement contains provisions related to the composition of our Board and its committees, which are discussed under “Corporate Governance—Certain Sponsor Rights” and “Corporate Governance—Committees of the Board of Directors.” The

following description of the terms of the stockholders’ agreement is intended as a summary only and is qualified by reference to the stockholders’ agreement filed as an exhibit to our 2023 Annual Report on Form 10-K.
Voting Agreement
Under the stockholders’ agreement, the Sponsors have agreed to take all necessary action, including casting all votes to which such stockholders are entitled to cast at any annual or special meeting of stockholders, to ensure that the composition of the Board complies with (and includes all of the nominees in accordance with) the provisions of the stockholders’ agreement related to the composition of our Board and its committees, which are discussed under “Corporate Governance—Certain Sponsor Rights” and “Corporate Governance—Committees of the Board of Directors.”
Silver Lake and Thoma Bravo Approvals
Under the stockholders’ agreement and subject to our charter and bylaws and applicable law, for so long as the Sponsors collectively own at least 30% of the aggregate number of then outstanding shares of our common stock, the following actions by us or any of our subsidiaries would require the prior written consent of each of the Silver Lake Funds and the Thoma Bravo Funds so long as each are entitled to nominate at least two directors to our Board. The actions include:
•change in control transactions;
•acquiring or disposing of assets or entering into joint ventures with a value in excess of $300.0 million;
•incurring indebtedness in an aggregate principal amount in excess of $300.0 million;
•initiating any liquidation, dissolution, bankruptcy or other insolvency proceeding involving the Company or any of our significant subsidiaries;
•increasing or decreasing the size of our Board; and
•terminating the employment of our chief executive officer or hiring a new chief executive officer.
Indemnification
Under the stockholders’ agreement, we agreed, subject to certain exceptions, to indemnify the Sponsors and various respective affiliated persons from certain losses arising out of the indemnified persons’ investment in, or actual, alleged or deemed control or ability to influence, us.
Corporate Opportunities
The stockholders’ agreement contains a covenant that requires our charter to provide for a renunciation of corporate opportunities presented to the Sponsors and their respective affiliates and the directors designated by the Silver Lake Funds and the directors designated by the Thoma Bravo Funds to the maximum extent permitted by Section 122(17) of the Delaware General Corporation Law, as amended, or the DGCL.
Limitations of Liability; Indemnification of Directors and Officers
Section 145 of the DGCL authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents. As permitted by Delaware law, our charter and bylaws provide that, to the fullest extent permitted by Delaware law, no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Pursuant to Delaware law, such protection would not be available for liability:
•    for any breach of a duty of loyalty to us or our stockholders;
•    for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•    for any transaction from which the director derived an improper benefit; or
•    for an act or omission for which the liability of a director is expressly provided by an applicable statute, including unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL.

Our charter and bylaws also provide that if Delaware law is amended after the approval by our stockholders of the charter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law.
Our charter and bylaws further provide that we must indemnify our directors and officers to the fullest extent permitted by Delaware law. Our bylaws also authorize us to indemnify any of our employees or agents and authorize us to secure insurance on behalf of any officer, director, employee or agent for any liability arising out of his or her action in that capacity, whether or not Delaware law would otherwise permit indemnification.
In addition, our bylaws provide that we are required to advance expenses to our directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in the bylaws are not exclusive.
The limitation of liability and indemnification provisions in our charter and bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.
At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in material claims for indemnification. We believe that our indemnity agreements and our charter and bylaws are necessary to attract and retain qualified persons as directors and executive officers.
Indemnity Agreements
We have entered into indemnity agreements with each of our directors and certain of our executive officers. These agreements, among other things, require us to indemnify each such director and executive officer to the fullest extent permitted by Delaware law and our charter and bylaws for expenses such as, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action by or in our right, arising out of the person’s services as our director or executive officer or as the director or executive officer of any subsidiary of ours or any other company or enterprise to which the person provides services at our request. We also maintain directors’ and officers’ liability insurance.
Policies and Procedures for Related Party Transactions
Our Board has adopted a formal written policy providing that our audit committee will be responsible for reviewing “related party transactions,” which are transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships), to which we are a party, in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has, had or will have a direct or indirect material interest. For purposes of this policy, a related person is defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our capital stock, in each case since the beginning of the most recently completed year, and any of their immediate family members. In determining whether to approve or ratify any such transaction, our audit committee will take into account, among other factors it deems appropriate, (i) whether the transaction is on terms no less favorable than terms generally available to unaffiliated third parties under the same or similar circumstances and (ii) the extent of the related party’s interest in the transaction.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding ownership of our common stock as of March 28, 2024 by (a) each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of common stock, (b) each of our directors and nominees for director, (c) each of our NEOs and (d) all directors and executive officers as a group.
Beneficial ownership in this table is determined in accordance with the rules of the SEC and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of common stock deemed outstanding includes shares issuable upon exercise of options held by the respective person or group that may be exercised within 60 days after March 28, 2024, as well as shares issuable upon the vesting of RSUs held by the respective person or group that will vest within 60 days after March 28, 2024. For purposes of calculating each person’s or group’s percentage ownership, stock options exercisable within 60 days after March 28, 2024 and RSUs that will vest within 60 days after March 28, 2024 are included for that person or group (but the stock options or RSUs of any other person or group are not included). For each person and group included in the table, percentage ownership is based on the number of shares of our common stock outstanding as of March 28, 2024.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock Outstanding
Named Executive Officers and Directors:
Sudhakar Ramakrishna(1)	1,131,172	*
J. Barton Kalsu(2)	688,238	*
Jason W. Bliss(3)	547,550	*
Andrea Webb(4)	331,930	*
Rohini Kasturi(5)	160,066	*
Cathleen Benko(6)	55,619	*
William Bock(6)	85,314	*
Kenneth Y. Hao(6)(7)	102,003	*
Dennis Howard(6)	67,027	*
Catherine R. Kinney(6)	84,030	*
Douglas Smith(6)	76,863	*
Easwaran Sundaram(6)	32,284	*
Michael Widmann(6)(8)	87,881	*
All executive officers and directors as a group (12 persons)(9)	3,289,911	1.95%
5% Stockholders:
Entities affiliated with Silver Lake(10)	61,473,871	36.56%
Thoma Bravo Funds(11)	50,090,648	29.79%

*	Represents beneficial ownership of less than 1%.
(1)Includes 217,098 RSUs that will vest within 60 days of March 28, 2024.
(2)Includes 65,774 RSUs that will vest within 60 days of March 28, 2024.
(3)Includes 65,774 RSUs that will vest within 60 days of March 28, 2024.
(4)Includes 60,538 RSUs that will vest within 60 days of March 28, 2024.
(5)Mr. Kasturi resigned effective November 15, 2023. His share numbers are not included in the “all executive officers and directors as a group”.
(6)Includes 23,051 RSUs that will vest within 60 days of March 28, 2024.
(7)Shares of common stock are held by Mr. Hao for the benefit of Silver Lake Technology Management, L.L.C., certain of its affiliates and certain of the funds they manage (“SLP”) and pursuant to Mr. Hao’s arrangement with SLP, upon the sale of these securities, the proceeds are expected to be remitted to SLP. Includes 17,973 shares of common stock held by a charitable family foundation.

(8)Shares of common stock are held by Mr. Widmann for the benefit of SLP and pursuant to Mr. Widmann’s arrangement with SLP, upon the sale of these securities, the proceeds are expected to be remitted to SLP.
(9)Includes 593,592 RSUs that will vest within 60 days of March 28, 2024 beneficially owned by our executive officers and directors.
(10)Consists of 43,338,406 shares of common stock held directly by Silver Lake Partners IV, L.P., the general partner of which is Silver Lake Technology Associates IV, L.P., or SLTA IV, the general partner of which is SLTA IV (GP), L.L.C., or SLTA GP IV; 712,321 shares of common stock held directly by Silver Lake Technology Investors IV, L.P., the general partner of which is SLTA IV; 17,323,319 shares of common stock held directly by SLP Aurora Co-Invest, L.P., the general partner of which is SLP Denali Co-Invest GP, L.L.C., the managing member of which is Silver Lake Technology Associates III, L.P., the general partner of which is SLTA III (GP), L.L.C., or SLTA GP III; and 99,825 shares of common stock held directly by SLTA IV. Silver Lake Group, L.L.C. is the managing member of each of SLTA GP IV and SLTA GP III. The address of each of the entities identified in this footnote is c/o Silver Lake, 2775 Sand Hill Road, Suite 100, Menlo Park, California 94025.
(11)Consists of 16,333,202 shares of common stock held directly by Thoma Bravo Fund XI, L.P., 8,202,937 shares of common stock held directly by Thoma Bravo Fund XI-A, L.P., 8,079,625 shares of common stock held directly by Thoma Bravo Fund XII, L.P., 7,145,402 shares of common stock held directly by Thoma Bravo Fund XII-A, L.P., 360,326 shares of common stock held directly by Thoma Bravo Executive Fund XI, L.P., 79,071 shares of common stock held directly by Thoma Bravo Executive Fund XII, L.P., 70,261 shares of common stock held directly by Thoma Bravo Executive Fund XII-A, L.P., 6,610,607 shares of common stock held directly by Thoma Bravo Special Opportunities Fund II, L.P., and 3,209,217 shares of common stock held directly by Thoma Bravo Special Opportunities Fund II-A, L.P. Thoma Bravo Partners XI, L.P., or TB Partners XI, is the general partner of each of Thoma Bravo Fund XI, L.P., Thoma Bravo Fund XI-A, L.P., Thoma Bravo Special Opportunities Fund II, L.P., Thoma Bravo Special Opportunities Fund II-A, L.P. and Thoma Bravo Executive Fund XI, L.P. Thoma Bravo Partners XII, L.P., or TB Partners XII, is the general partner of each of Thoma Bravo Fund XII, L.P., Thoma Bravo Fund XII-A, L.P., Thoma Bravo Executive Fund XII, L.P. and Thoma Bravo Executive Fund XII-a, L.P. Thoma Bravo is the ultimate general partner of each of TB Partners XI and TB Partners XII. By virtue of the relationships described in this footnote, Thoma Bravo may be deemed to exercise voting and dispositive power with respect to the shares held by the Thoma Bravo Funds. The principal business address of the entities identified herein is c/o Thoma Bravo, L.P., 110 N. Wacker Drive, 32nd Floor, Chicago, Illinois 60606.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2023 about our common stock that may be issued under the Company's equity incentive plans, including the SolarWinds Corporation Equity Plan, or 2016 Plan, the SolarWinds Corporation 2018 Equity Incentive Plan, or 2018 Plan, and the SolarWinds Corporation 2018 Employee Stock Purchase Plan, or 2018 Purchase Plan.

	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plan (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	11,615,026	(1)	$1.28	(2)	44,695,886	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	11,615,026		$1.28		44,695,886

______________
(1)Includes 127,222 shares subject to outstanding options granted under the 2016 Plan and 9,486,881 shares subject to RSU awards and 2,000,923 shares subject to PSU awards, granted under the 2018 Plan. With respect to the PSUs granted in 2023, assumes achievement at target. Excludes purchase rights that accrue under the 2018 Purchase Plan. Purchase rights under the 2018 Purchase Plan are considered equity compensation for accounting purposes; however, the number of shares to be purchased is indeterminable until the time shares are actually issued, as automatic employee contributions may be terminated before the end of an offering period and the purchase price is not yet known.
(2)RSUs and PSUs, which do not have an exercise price, are excluded from the calculation of weighted average exercise price. Also excludes purchase rights under the 2018 Purchase Plan for the reasons described in note (1) above.
(3)As of December 31, 2023, an aggregate of (i) 39,231,258 shares of common stock were available for issuance under the 2018 Plan and (ii) 5,464,628 shares of common stock were available for issuance under the 2018 Purchase Plan. Our ability to grant any future equity awards under the 2016 Plan was terminated in October 2018. Outstanding equity awards granted under the 2016 Plan prior to October 2018 remain subject to the terms of the 2016 Plan.

OTHER MATTERS
As of the time of preparation of this proxy statement, neither the Board nor management intends to bring before the meeting any business other than the matters referred to in the notice of annual meeting and this proxy statement. If any other business should properly come before the meeting, or any adjournment or postponement thereof, the persons named in the proxy will vote on such matters according to their best judgment.
We will pay all expenses in connection with the solicitation of proxies for the annual meeting. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, electronically, in writing or in person, without receiving any extra compensation for such activities.
Accompanying this proxy statement, and posted on our website with this proxy statement, is our 2023 Annual Report on Form 10-K. A copy of our 2023 Annual Report on Form 10-K, as filed with the SEC, is available free of charge on the “Investors” portion of our website at www.solarwinds.com.
The Board of Directors of SolarWinds Corporation
Austin, Texas
April 11, 2024

SOLARWINDS CORPORATION 7171 SOUTHWEST PARKWAY BUILDING 400 AUSTIN, TX 78735
VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/SWI2024

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D05326-P34651	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:			☐	☐	☐
1.	Election of Class III Directors

Nominees:

	01)	Cathleen Benko
	02)	Dennis Howard
	03)	Douglas Smith

The Board of Directors recommends that you vote FOR the following proposal:						For	Against	Abstain
2.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.					☐	☐	☐

The Board of Directors recommends that you vote FOR the following proposal:						For	Against	Abstain
3.	Non-binding advisory vote to approve the compensation of our named executive officers.					☐	☐	☐

NOTE:		In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]				Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

D05327-P34651

SOLARWINDS CORPORATION
Annual Meeting of Shareholders
May 23, 2024 9:00 AM, Central Time
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Sudhakar Ramakrishna and J. Barton Kalsu or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SOLARWINDS CORPORATION that the shareholder(s) are entitled to vote at the Annual Meeting of Shareholder(s) to be held virtually at www.virtualshareholdermeeting.com/SWI2024 at 9:00 AM, Central Time on May 23, 2024, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side